Exhibit 10.1

ASSET PURCHASE AGREEMENT
By and between
FERRING INTERNATIONAL CENTER S.A.
And
APRICUS BIOSCIENCES, INC., NEXMED (U.S.A.), INC., NEXMED HOLDINGS, INC., AND NEXMED INTERNATIONAL LIMITED
Dated as of March 8, 2017

Exhibit 10.1

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS 1

1.1	Certain Defined Terms 1

1.2	Construction 15

ARTICLE 2	SALE AND PURCHASE OF ASSETS; LIABILITIES 16

2.1	Sale of Purchased Assets 16

2.2	Liabilities 18

2.3	Consideration 20

2.4	Closing 21

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER 23

3.1	Entity Status 23

3.2	Authority 24

3.3	Non-Contravention 24

3.4	No Broker 24

3.5	No Litigation; Consents 24

3.6	Title to the Purchased Assets 25

3.7	Contracts 26

3.8	Compliance with Law 26

3.9	Regulatory Matters 27

3.10	Taxes 29

3.11	Intellectual Property 30

3.12	Inventory 33

3.13	Sufficiency of Purchased Assets 33

3.14	Labor Matters 33

3.15	Solvency 34

3.16	Affiliate Transactions; Intercompany Arrangements 34

3.17	Exclusivity of Representations 34

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER 34

4.1	Corporate Status 34

4.2	Authority 35

i

Exhibit 10.1

4.3	Non-Contravention 35

4.4	No Broker 35

4.5	Litigation; Consents 35

4.6	Financial Capacity 35

4.7	Exclusivity of Representations 36

ARTICLE 5	PRE-CLOSING COVENANTS 36

5.1	No Solicitation 36

5.2	Access and Information 38

5.3	Ordinary Course of Business 39

5.4	Obligation to Consummate the Transaction 40

5.5	Notices 41

ARTICLE 6	ADDITIONAL COVENANTS 41

6.1	Cooperation in Litigation and Investigations 41

6.2	Further Assurances 42

6.3	Publicity 43

6.4	Confidentiality 43

6.5	Reserved 45

6.6	Regulatory Responsibilities 45

6.7	Pharmacovigilance Obligations 46

6.8	Medical and Other Inquiries 46

6.9	Commercialization 46

6.10	Certain Tax Matters 47

6.11	Accounts Receivable and Payable 48

6.12	Release of Encumbrances 49

ARTICLE 7	CONDITIONS PRECEDENT 49

7.1	Conditions to Obligations of Purchaser and Seller 49

7.2	Conditions to Obligations of Purchaser 50

7.3	Conditions to Obligations of Seller 50

7.4	Frustration of Closing Conditions 51

ARTICLE 8	INDEMNIFICATION 51

8.1	Survival 51

8.2	Effect of Investigation, Knowledge or Waiver 52

Exhibit 10.1

8.3	Indemnification 52

8.4	Claim Procedure 54

8.5	Limitations on Indemnification 56

8.6	Tax Treatment of Indemnification Payments 57

8.7	Exclusive Remedy 57

8.8	Setoff Rights 58

ARTICLE 9	TERMINATION 58

9.1	Termination 58

9.2	Procedure and Effect of Termination 59

ARTICLE 10	MISCELLANEOUS 61

10.1	Governing Law, Jurisdiction, Venue and Service 61

10.2	Notices 62

10.3	No Benefit to Third Parties 63

10.4	Waiver and Non-Exclusion of Remedies 63

10.5	Expenses 63

10.6	Assignment 63

10.7	Amendment 64

10.8	Severability 64

10.9	Equitable Relief 64

10.10	Use of Affiliates 64

10.11	Bulk Sales Statutes 64

10.12	Counterparts 65

10.13	Entire Agreement 65

Exhibit 10.1

EXHIBITS

Exhibit A	– Bill of Sale, Assignment and Assumption Agreement

Exhibit B	– License Agreement

Exhibit C	– Patent Assignment Agreement

Exhibit D	– Trademark Assignment Agreement

Exhibit E	– Transition Services Agreement

Exhibit F	– Press Release

Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and executed as of March 8, 2017 (the “Execution Date”), by and between Apricus Biosciences, Inc., a Nevada corporation (“Seller”), NexMed (U.S.A.), Inc., a Delaware corporation (“NexMed U.S.A.”), NexMed Holdings, Inc., a Delaware corporation (“NexMed Holdings”), NexMed International Limited, a British Virgin Islands corporation (“NexMed International,” and together with Seller, NexMed U.S.A. and NexMed Holdings, the “Seller Parties”), on the one hand, and Ferring International Center S.A., a Swiss corporation (“Purchaser”), on the other hand. The Seller Parties and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.     WHEREAS, the Seller Parties are engaged in business operations and activities involving or related to the sourcing, research, development, registration, transportation, use, promotion, marketing, distribution, sale and other commercialization of Seller Products in the Territory (collectively, the “Product Business”); and
B.     WHEREAS, the Seller Parties wish to sell to Purchaser, and Purchaser desires to purchase from the Seller Parties, certain assets and rights comprising or associated with the Product Business, upon the terms and conditions hereinafter set forth;
C.     WHEREAS, Seller’s board of directors (“Seller’s Board”) has (i) determined that it is in the best interests of Seller and its stockholders to enter into this Agreement and (ii) unanimously approved the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions;
D.    WHEREAS, each of the Seller Parties (other than Seller) are wholly-owned subsidiaries of Seller; and
E.    WHEREAS, at the Closing, the Seller Parties and Purchaser shall enter into the Ancillary Agreements.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings:
1.1.1    “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to the Seller Parties or any of their Affiliates

Exhibit 10.1

arising from sales of the Seller Products in the Territory by or on behalf of the Seller Parties or their Affiliates or any royalties or milestones owed to the Seller Parties in the Territory prior to the Closing Date.
1.1.2    “Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) any purchase or other acquisition by any Third Party of twenty percent (20%) or more of the Common Stock (by vote or by value), (ii) any consolidation, business combination, reorganization, share exchange or similar transaction involving any Third Party and Seller or any of its Subsidiaries, (iii) any direct or indirect sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution, purchase, acquisition, license or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of Seller) constituting, accounting for or otherwise representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or cash flows (for the twelve-month period ending on the last day of Seller’s most recently completed fiscal quarter) or total assets (based on fair market value) of Seller and its Subsidiaries, taken as a whole; it being understood and agreed that the sale of substantially all of the assets contemplated under this Agreement constitutes a sale of twenty percent (20%) or more of the net revenues, net income, or cash flows of Seller, (iv) any tender offer, self-tender or exchange offer or other transaction that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding Common Stock or equity interest of its Subsidiaries or any resulting parent company of Seller (by vote or by value) or (v) any combination of the foregoing, in each case whether in one transaction or a series or related transactions and whether directly or indirectly; provided, however, notwithstanding the foregoing an Acquisition Proposal shall be deemed not to include (i) a bona fide equity or debt financing or series of financings or (ii) an inquiry, proposal, or offer relating to any of the foregoing transactions with respect to the sourcing, research, development, registration, transportation, use, promotion, marketing, distribution, sale and other commercialization of Seller Products outside the Territory.
1.1.3    “Act” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended.
1.1.4    “Adverse Event” means, with respect to a Seller Product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of such product in humans, occurring at any dose, whether expected and whether considered related to or caused by such Seller Product, including such an event or experience as occurs in the course of the use of such Seller Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such Seller Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to foreign Governmental Authorities under corresponding applicable Law outside the United States.
1.1.5    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or

Exhibit 10.1

indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.1.6    “Agreed Amount” has the meaning set forth in Section 8.4.1.
1.1.7    “Agreement” has the meaning set forth in the preamble hereto.
1.1.8    “Ancillary Agreements” means the Bill of Sale, the Transition Services Agreement, the License Agreement, the Patent Assignment Agreement and the Trademark Assignment Agreement.
1.1.9    “Apportioned Obligations” has the meaning set forth in Section 6.10.1(b).
1.1.10    “Assumed Liabilities” means (a) all Liabilities of the Seller Parties and their Affiliates pursuant to the Purchased Regulatory Approvals; (b) all Liabilities of the Seller Parties or, if applicable, the applicable Affiliate of Seller Parties, arising pursuant to the Purchased Contracts but, in the case of each of clauses (a) and (b), only to the extent attributable to circumstances arising after the Closing Date and excluding any Liabilities arising out of any breach by the Seller Parties or their applicable Affiliate under such Purchased Regulatory Approvals or Purchased Contracts and excluding any Liabilities arising out of any one or more breaches by Seller under this Agreement of any representations, warranties, or covenants; (c) any binding purchase orders for Product set forth on Section 2.1.1(a) of the Seller Disclosure Schedule and listed as a purchase order therein.
1.1.11    “Authorization” means any consent, approval, order, license, permit and other similar authorization of or from any Governmental Authority, together with any renewals, extensions, or modifications thereof and additions thereto.
1.1.12    “Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A attached hereto.
1.1.13    “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York and Geneva, Switzerland are permitted or obligated by Law to remain closed.
1.1.14    “cGCP” means the applicable ethical, scientific, and quality standards required by FDA for designing, conducting, recording, and reporting human clinical trials, as set forth in FDA regulations in 21 C.F.R. Parts 50, 54, 56, and 312 and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by applicable Law.
1.1.15    “cGMP” means standards and methods required to be used in, and the facilities or controls to be used for, the Manufacture of a drug, as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211, or as otherwise required by applicable Law.

Exhibit 10.1

1.1.16    “Cap” has the meaning set forth in Section 8.5.2(a).
1.1.17    “Claim Notice” has the meaning set forth in Section 8.4.2.
1.1.18    “Closing” has the meaning set forth in Section 2.4.1.
1.1.19    “Closing Date” means the date on which the Closing occurs.
1.1.20    “Closing Payment” has the meaning set forth in Section 2.3.1.
1.1.21    “Code” means the Internal Revenue Code of 1986, as amended.
1.1.22    “Common Stock” means the common stock, par value $0.001 per share, of Seller.
1.1.23    “Confidential Information” has the meaning set forth in Section 6.4.1.
1.1.24    “Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 7, 2016, by and between Seller and Purchaser.
1.1.25    “Contract” means any written or oral, contract, agreement, lease, sublease, license, sublicense instrument, note, guaranty, deed, assignment, purchase order, or other legally binding commitment or arrangement.
1.1.26    “Control” means, with respect to any Intellectual Property Rights, Regulatory Approval, Seller Regulatory Documentation or Seller Products Technical Information, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights, Regulatory Approval, Seller Regulatory Documentation or Seller Products Technical Information as provided for herein or in any of the Ancillary Agreements without violating the terms of any Contract with any Third Party.
1.1.27    “Controlling Party” has the meaning set forth in Section 8.4.3.
1.1.28     “Data Protection Laws” means all applicable Laws in connection with privacy and the processing, collection, use and protection of personal data in any jurisdiction.
1.1.29    “Disclosing Party” has the meaning set forth in Section 6.4.1.
1.1.30    “Disputed Item” has the meaning set forth in Section 2.3.2(c).
1.1.31    “Encumbrance” means any mortgage, lien, hypothecation, charge, license, pledge, security interest, encumbrance, trust, equitable interest, claim, preference, imperfection of title, or right of possession.
1.1.32    “End Date” has the meaning set forth in Section 9.1.2.

Exhibit 10.1

1.1.33    “Environmental Laws” means all Laws related to the protection of the environment or human health and safety or the release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, reuse, treatment, generation, discharge, transportation, processing, production, disposal, leaching, migration, emission or remediation of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.
1.1.34    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.1.35    “Excluded Assets” means all assets, property, rights and interests of Seller Parties and their Affiliates other than the Purchased Assets, including (a) all tangible personal property of the Seller Parties or any of their Affiliates (other than the Purchased Product Inventory, Manufacturing Equipment and other tangible Purchased Assets); (b) all Accounts Receivable; (c) any prepaid Tax, Tax receivable, Tax refund or Tax credit of the Seller Parties or their Affiliates with respect to any Pre-Closing Tax Period; and (d) any other rights (other than Intellectual Property rights with respect to the right to sue for past damages), claims or causes of action (including warranty claims) of or involving the Seller Parties or any of their Affiliates (i) arising prior to the Closing and relating to any Purchased Contract, (ii) related to the Seller Product outside of the Territory prior to and after the Closing or (iii) related to products supplied or services provided by or to the Seller Parties or their Affiliates prior to or after the Closing that are not included in the Purchased Assets.
1.1.36    “Excluded Liabilities” has the meaning set forth in Section 2.2.2(a).
1.1.37    “Execution Date” has the meaning set forth in the preamble hereto.
1.1.38    “Expiration Date” has the meaning set forth in Section 8.1.3.
1.1.39    “Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, offer for sale, have sold, research, develop (including seeking, obtaining and maintaining Regulatory Approval), commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of.
1.1.40    “FCA” has the meaning ascribed to such term under Incoterms, 2010 edition, published by the International Chamber of Commerce, ICC Publication 720.
1.1.41    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

Exhibit 10.1

1.1.42    “Final Product Inventory Value” has the meaning set forth in Section 2.3.2(d).
1.1.43    “Fraud” has the meaning given under applicable Law from time to time.
1.1.44    “Fundamental Representations Cap” has the meaning set forth in Section 8.5.2(b).
1.1.45    “Governmental Authority” means any supranational, international, nation, commonwealth, province, territory, county, municipality, district, federal, state or local court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority, instrumentality, domestic or foreign, including the FDA and any corresponding foreign agency, or any self-regulated organization or quasi-governmental authority.
1.1.46    “Hazardous Substance” means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in applicable Environmental Laws.
1.1.47    “Indemnification Certificate” has the meaning set forth in Section 8.4.1.
1.1.48    “Indemnified Party” has the meaning set forth in Section 8.4.1.
1.1.49    “Indemnifying Party” has the meaning set forth in Section 8.4.1.
1.1.50    “Intellectual Property Rights” means any and all of the following: Patent Rights, Trademarks and Trade Secrets.
1.1.51    “Key Raw Material Suppliers” means each of the raw material suppliers for the Product Business in the past twelve (12) months.
1.1.52    “Law” means any domestic or foreign, federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, order or other requirement of any Governmental Authority.
1.1.53    “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.
1.1.54    “License Agreements” means the license agreement to be entered into by the Parties in the form of Exhibit B attached hereto.

Exhibit 10.1

1.1.55    “Litigation” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation, suit, warning letter, inquiry, audit, examination, finding of deficiency or non-compliance, notice of violation or request for recall (whether civil, criminal, administrative, investigative, appellate or informal).
1.1.56    “Loss” or “Losses” means any Liabilities, losses, damages, judgments, fines, penalties, awards, Taxes, amounts paid in settlement, reasonable fees (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and legal fees), charges and costs.
1.1.57    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of any Seller Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.
1.1.58    “Manufacturing Equipment” means the manufacturing equipment used to Manufacture the Seller Product owned by Seller as set forth on Schedule 1.1.58.
1.1.59    “NexMed Holdings” has the meaning set forth in the preamble hereto.
1.1.60    “NexMed International” has the meaning set forth in the preamble hereto.
1.1.61    “NexMed U.S.A.” has the meaning set forth in the preamble hereto.
1.1.62    “Non-Controlling Party” has the meaning set forth in Section 8.4.3.
1.1.63    “Notice” has the meaning set forth in Section 10.2.1.
1.1.64    “Notice of Disagreement has the meaning set forth in Section 2.3.2(c).
1.1.65    “NRS” shall mean the Nevada Revised Statutes, as amended.
1.1.66    “Objection Notice” has the meaning set forth in Section 8.4.1.
1.1.67    “Ordinary Course of Business Exceptions” has the meaning set forth in Section 5.3.
1.1.68    “Partner” has the meaning set forth in Section 3.8.1.
1.1.69    “Party(ies)” has the meaning set forth in the preamble hereto.
1.1.70    “Patent Assignment Agreement” means the patent assignment agreement under which the Patents listed in Section 3.11.2 of the Seller Disclosure Schedule are sold and transferred to Purchaser in the form of Exhibit C attached hereto.

Exhibit 10.1

1.1.71    “Patent Rights” means all patents and filed patent applications, including provisional and non-provisional patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, and including any and all divisionals, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Law with respect thereto.
1.1.72    “Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent; (b) Encumbrance caused by Law for amounts not overdue that do not or would not be reasonably expected to detract from the current value of, or interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the ordinary course of business of the Product Business; (c) right, title or interest of a licensor or licensee under a license disclosed in Section 3.11.1 of the Seller Disclosure Schedule solely with respect to the licensed rights under the applicable license; and (d) any Encumbrance disclosed on Section 1.1.72 of the Seller Disclosure Schedule.
1.1.73    “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.
1.1.74    “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
1.1.75    “Pre-Closing Period” has the meaning set forth in Section 5.2.1.
1.1.76    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
1.1.77    “Product Business” has the meaning set forth in the Recital A hereto.
1.1.78    “Product Business Employee” means the employees of the Seller Parties or any of their Affiliates identified in Section 1.1.78 of the Seller Disclosure Schedule, as actively engaged in promotion or sales activities with respect to, or the management of, the Product Business in the ordinary course of such employee’s duties.
1.1.79    “Product Criteria” has the meaning set forth in Section 2.3.2(c).
1.1.80    “Product Inventory Delivery Date” has the meaning set forth in Section 2.3.2(b).
1.1.81    “Product Inventory Schedule” has the meaning set forth in Section 2.3.2(a).
1.1.82    “Product Inventory Value” has the meaning set forth in Section 2.3.2(a).

Exhibit 10.1

1.1.83     “Product Records” means all books and records owned or Controlled by the Seller Parties or any of their Affiliates, wherever located, relating to, and reasonably necessary to Exploit, any Seller Product in the Territory or to perform research and development activities with respect to any Seller Product in the Territory, or to conduct the Product Business, as Exploited, performed or conducted (as applicable) as of the Closing Date and other than the Seller Regulatory Documentation, but excluding, in all cases, (a) all books, documents, records and files prepared in connection with the Transactions, including bids received from Third Parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Seller Product or the Product Business; (b) human resources and any other employee books and records, other than any such books and records relating solely to any Product Business Employee who accepts an offer of employment with Purchaser; (c) any attorney work product, attorney-client communications and other items protected by established legal privilege, unless the books and records can be transferred without losing such privilege; and (d) any financial, Tax and accounting records to the extent not related to the Seller Product, or any other Purchased Asset. It is hereby clarified that a particular book or record may include information that does not constitute Product Records as well as information that constitutes Product Records and the Seller Parties may redact the portion of such book or record that does not constitute Product Records before delivering to Purchaser the portion of such book or record that constitutes Product Records.
1.1.84    “Purchase Price” means (a) the Closing Payment plus (b) the Final Product Inventory Value determined in accordance with Section 2.3.2.
1.1.85     “Purchased Assets” has the meaning set forth in Section 2.1.1.
1.1.86     “Purchased Contracts” has the meaning set forth in Section 2.1.1(a).
1.1.87     “Purchased Product Inventory” means the raw materials used to Manufacture the Seller Product owned by the Seller Parties as set forth on Schedule 1.1.87.
1.1.88     “Purchased Product Inventory Value” has the meaning set forth in Section 2.3.2(a).
1.1.89    “Purchased Regulatory Approvals” has the meaning set forth in Section 2.1.1(b).
1.1.90     “Purchaser” has the meaning set forth in the preamble hereto.
1.1.91     “Purchaser Confidential Information” has the meaning set forth in Section 6.4.2.
1.1.92     Reserved.
1.1.93     “Purchaser Fundamental Representations” has the meaning set forth in Section 7.3.1.
1.1.94     “Purchaser Indemnitees” has the meaning set forth in Section 8.3.1.

Exhibit 10.1

1.1.95     “Purchaser Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or materially delays the consummation by Purchaser of the Transactions.
1.1.96     “Purchaser Permitted Purpose” has the meaning set forth in Section 6.4.3.
1.1.97     “Receiving Party” has the meaning set forth in Section 6.4.1.
1.1.98    “Regulatory Approval” means, with respect to the Seller Products in the Territory, any and all approvals, licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority other than the FDA, necessary to conduct clinical trials, commercially distribute, sell or market such product, including, where applicable, (a) pre- and post-approval marketing authorizations; and (b) labeling approvals.
1.1.99     “Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals.
1.1.100 “Regulatory Documentation” means all (a) documentation owned or Controlled by the Seller Parties or any of their Affiliates comprising the Regulatory Approvals for the Seller; (b) correspondence and reports owned or Controlled by the Seller Parties or any of their Affiliates necessary to, or otherwise describing the ability to, commercially distribute, sell or market the Seller Products in the Territory submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents submitted to or received from Governmental Authorities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, Adverse Event files and complaint files; and (c) data owned or Controlled by the Seller Parties or any of their Affiliates (including clinical and pre-clinical data) contained in any of the foregoing.
1.1.101 “Representatives” means, with respect to each Party, such Party’s Affiliates and its and its Affiliates respective directors, officers, employees, agents, attorneys, clinical and other consultants, advisors and other representatives.
1.1.102 “Response Period” has the meaning set forth in Section 8.4.1.
1.1.103 “SEC” means the U.S. Securities and Exchange Commission.
1.1.104 “Securities Act” means the Securities Act of 1933, as amended.
1.1.105 “Seller” has the meaning set forth in the preamble hereto.
1.1.106 “Seller Authorizations” has the meaning set forth in Section 3.8.2.
1.1.107 “Seller Benefit Plan” means all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to by the Seller Parties or any of their Affiliates for the

Exhibit 10.1

benefit of any Product Business Employee and all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by the Seller Parties or any of their Affiliates for the benefit of any Product Business Employee.
1.1.108 “Seller’s Board” has the meaning set forth in Recital C hereto.
1.1.109 “Seller Confidential Information” has the meaning set forth in Section 6.4.3.
1.1.110     “Seller Disclosure Schedule” means the disclosure schedules of the Seller Parties supplied by Seller Parties to Purchaser dated as of the Execution Date.
1.1.111     “Seller Financial Advisor” has the meaning set forth in Section 3.4.
1.1.112     “Seller Fundamental Representations” has the meaning set forth in Section 7.2.1.
1.1.113     “Seller Indemnitees” has the meaning set forth in Section 8.3.2.
1.1.114     “Seller Intellectual Property” means Seller Patents and Seller Trademarks.
1.1.115     “Seller Know-How” means all data, know-how, Trade Secrets and other information, wherever located, that is not generally known, is owned or Controlled by the Seller Parties or their Affiliates, and is reasonably necessary or useful to Exploit any Seller Product in the Territory or for the Manufacture of any Seller Product for sale in the Territory.
1.1.116     “Seller License Agreements” has the meaning set forth in Section 3.11.1.
1.1.117     “Seller Licensed Registered Product IP” has the meaning set forth in Section 3.11.3.
1.1.118     “Seller Material Adverse Effect” means an event, fact, condition, occurrence, circumstance, change or effect (“Effect”) that, considered together with all other Effects is, or would reasonably be expected to (a) be materially adverse to the business, results of operations or condition (financial or otherwise) of the Product Business, the Purchased Assets, and the Assumed Liabilities, taken as a whole, or (b) prevent or materially impede or delay the consummation by the Seller Parties of any of the Transactions; provided, however, that, except as provided in the last sentence of this definition, none of the following, and no Effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Seller Material Adverse Effect”: (i) political or economic conditions or conditions affecting the capital or financial markets generally; (ii) any change in accounting requirements or applicable Law; (iii) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (iv) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (v) the public announcement, execution or delivery of the Agreement or the pendency or consummation of the Transactions; (vi) conditions affecting the pharmaceutical market generally; and (vii) the failure of the Product Business to achieve

Exhibit 10.1

any financial projections, predictions or forecasts in and of itself (provided, that the underlying causes of such failure shall not be excluded); except, in each of clauses (i), (ii) and (vi), for those conditions that have a disproportionate effect on the Product Business, the Purchased Assets, and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses in the pharmaceutical industry.
1.1.119     “Seller Owned Registered Product IP” has the meaning set forth in Section 3.11.2.
1.1.120 “Seller Parties” has the meaning set forth in the preamble hereto.
1.1.121 “Seller Patents” has the meaning set forth in Section 3.11.5.
1.1.122 “Seller Permitted Purpose” has the meaning set forth in Section 6.4.2.
1.1.123 “Seller Products” means products, currently marketed or in development, intended for the topical treatment of sexual dysfunction that contains alprostadil and DDAIP.HCl, alone without other therapeutically active ingredients, including without limitation sold under the name Vitaros, Vytaros and Virirec. For clarity, and without limitation, Seller Products includes the room temperature (including the dual-chamber cartridge) and 24-month shelf life versions of Seller Products under development.
1.1.124 “Seller Products Technical Information” shall mean, to the extent owned or Controlled by the Seller Parties as of the Closing, wherever located, and to the extent relating to any of Seller Products in the Territory (including, but not limited to, any development, pre-clinical trial, clinical trial and/or manufacturing activities for any of Seller Products in the Territory), any and all (a) specifications, test methods, manufacturing process information and other manufacturing-related information and documentation; (b) chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data; and (c) any other documentation included in the Regulatory Approvals.
1.1.125 “Seller Related Parties” shall have the meaning set forth in Section 9.2.2(b)(iii).
1.1.126 “Seller Regulatory Documentation” means any and all Regulatory Documentation, wherever located, related to the Seller Products in the Territory, in each case, owned or Controlled by the Seller Parties or any of their Affiliates as of and prior to the Closing.
1.1.127 Reserved.
1.1.128 “Seller Stockholder Approval” shall mean the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock authorizing and approving this Agreement and the Transactions in accordance with NRS 78.565(1).
1.1.129 “Seller Termination Fee” shall have the meaning set forth in Section 9.2.2(b)(i).

Exhibit 10.1

1.1.130 “Seller Third Party Consent” means all consents, waivers, approvals or authorizations of, or notices to, any Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, the Seller Parties or any of their Affiliates in connection with the execution and delivery of this Agreement and the Ancillary Agreements to be executed pursuant hereto by Seller Parties, the consummation by the Seller Parties or any of their Affiliates of the Transactions and the performance of its obligations hereunder and set forth on Section 3.3 of the Seller Disclosure Schedule.
1.1.131 “Seller Trademarks” means all Trademarks owned or Controlled by Seller Parties or any of their Affiliates, which are exclusively used in connection with the Seller Products in the Territory which are listed in Section 1.1.131 of the Seller Disclosure Schedule.
1.1.132 “Seller’s Knowledge” means the collective actual knowledge, after due inquiry in the course of performing their respective duties, of the individuals listed on Section 1.1.132 of the Seller Disclosure Schedule. As used in this definition, the term “due inquiry” means that each of such individuals has (i) read the applicable provisions of this Agreement; and (ii) has made inquiry of those other individuals within the Seller Parties or their Affiliates whom such inquiring individual reasonably believes would have direct knowledge of the relevant matters.
1.1.133 “Solvent” means, when used with respect to any Person, that, as of any date of determination (a) the sum of such Person’s debts is not greater than the Person’s property, at a fair valuation; (b) the present fair salable value of the Person’s assets will not be less than the amount required to pay its probable Liabilities on its existing debts (including contingent Liabilities) as such debts become absolute and matured; (c) such Person will not have unreasonably small capital with which to conduct any business or transaction in which it is engaged or is proposed to be engaged; and (d) such Person does not intend to, and does not believe it has or will, incur debts beyond its ability to pay as such debts mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and matured” means that such Person will be able to generate enough cash from operations, asset dispositions or financing, or a combination thereof, to meet its probable obligations as they become due.
1.1.134 “Specifications” means, with respect to each Seller Product, the manufacturing formula, manufacturing instructions, analytical methods, raw material specifications, packaging material specifications, bulk specifications and finished product specifications, in each case as set forth in the applicable Regulatory Approval for such Seller Product, or if not yet approved, as set forth in the specifications provided to the applicable contract manufacturer (a copy of which has been provided to Purchaser prior to the Execution Date).
1.1.135 “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
1.1.136 “Subsidiaries” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association,

Exhibit 10.1

joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.
1.1.137 “Takeover Provisions” shall mean any and all “moratorium”, “control share acquisition”, “fair price”, “business combination” and other similar Laws of the State of Nevada and all other applicable states and jurisdictions, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 through 78.3793, inclusive, and the “Combinations with Interested Stockholders” statutes set forth in NRS 78.411 through 78.444, inclusive, and any comparable restrictive provision in the Seller’s articles of incorporation, the Seller’s bylaws or comparable organizational documents of any Subsidiary of the Seller.
1.1.138 “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
1.1.139 “Taxes” means all (i) taxes of any kind including all U.S. federal, state, local or non-U.S. net income, capital gains, gross income, gross receipt, license, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, service, service use, levies, disability, severance, unemployment, health-care, stamp, occupation, capital stock, transfer, registration, value added, alternative, estimated, gains, windfall profits, earnings, environment, escheat, ad valorem, custom duties, net worth, asset, transaction and other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under applicable Law, whether disputed or not and (ii) liability for any amount described in clause (i) of any Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor or by contract the primary subject of which is Taxes.
1.1.140 “Territory” means the entire world other than the United States of America and its possessions and territories.
1.1.141 “Testing Laboratory” has the meaning set forth in Section 2.3.2(d).
1.1.142 “Third Party” means any Person other than Seller Parties, Purchaser and their respective Affiliates and permitted successors and assigns.
1.1.143 “Trade Secrets” means information that derives independent economic value from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use.
1.1.144 “Trademark Assignment Agreement” means the trademark assignment agreement under which the Trademarks listed in Section 1.1.131 of the Seller Disclosure Schedule are sold and transferred to Purchaser in the form of Exhibit D attached hereto.
1.1.145 “Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any

Exhibit 10.1

trademark, trade dress, brand mark, service mark, trade name, brand name, trade dress rights, slogans, product configuration, logo or business symbol, whether or not registered, and any registrations or applications for registration to use any of the foregoing.
1.1.146 “Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Agreements.
1.1.147 “Transfer Taxes” has the meaning set forth in Section 6.10.1(a).
1.1.148 “Transition Services Agreement” means that certain Transition Services Agreement, in substantially the form attached as Exhibit E.
1.2    Construction.
1.2.1    Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).
1.2.2    The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
1.2.3    The term “including” and “include” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
1.2.4    The term “day” shall mean a calendar day, commencing at 12:00 a.m. (prevailing Eastern time). The term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first (1st) day of a month, the period shall run from the date on which it commences to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.
1.2.5    The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.
1.2.6    Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) ”hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect

Exhibit 10.1

at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.
ARTICLE 2
SALE AND PURCHASE OF ASSETS; LIABILITIES
2.1    Sale of Purchased Assets.
2.1.1    Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from the Seller Parties (or such Affiliates), all right, title and interest of the Seller Parties and their Affiliates in and to all of the following properties, rights, interests and tangible and intangible assets, as existing as of the Execution Date or acquired during the Pre-Closing Period (collectively, the “Purchased Assets”), free and clear of all Encumbrances (except out-licensed rights for licensed Seller Intellectual Property pursuant to Seller License Agreements in effect as of the Effective Date):
(a)    all rights of the Seller Parties or their Affiliates under the Contracts set forth on Section 2.1.1(a) of the Seller Disclosure Schedule, as such Schedule may be updated by the Seller Parties not less than two (2) Business Days prior to the Closing Date to include rights and interests under any Contracts relating to the Product Business entered into by the Seller Parties or their Affiliates during the Pre-Closing Period and added, with Purchaser’s prior written consent, as a Purchased Contract in accordance with Section 5.3.4 (such Contracts set forth on Section 2.1.1(a) of the Seller Disclosure Schedule, as amended or supplemented, the “Purchased Contracts”) excluding, in each case, all rights to (i) any Accounts Receivable; and (ii) any other rights, claims or causes of action (including warranty claims) of or involving the Seller Parties or any of their Affiliates (A) arising prior to the Closing and relating to any Purchased Contract, or (B) related to products supplied or services provided by or to the Seller Parties or their Affiliates prior to the Closing that are not included in the Purchased Assets;
(b)    all rights and interests of the Seller Parties and their Affiliates to or in all Regulatory Approvals listed on Section 2.1.1(b) of the Seller Disclosure Schedule (the “Purchased Regulatory Approvals”);
(c)    all Seller Regulatory Documentation relating to Seller Products in the Territory to the extent in the possession of the Seller Parties or any of their Affiliates, agents or attorneys;
(d)    all Authorizations relating specifically to the Product Business including, but not limited to, the Seller Authorizations;

Exhibit 10.1

(e)    all Seller Intellectual Property and Seller Know-How, including (i) any rights which an employee, inventor, author, third party is obligated by contract, statute or otherwise to assign to the Seller Parties, (ii) all rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, (iii) present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach, (iv) all income, royalties and any other payments now and hereafter due and/or payable to the Seller Parties in respect of the foregoing, and (v) all documentation or other tangible embodiments that comprise, embody, disclose or describe the Seller Intellectual Property and Seller Know-How, including engineering drawings, technical documentation, databases, spreadsheets, business records, inventors’ notebooks, invention disclosures, digital files, software code and patent, trademark and copyright prosecution files, including any such files in the custody of outside legal counsel;
(f)    all Seller Products Technical Information;
(g)    all Purchased Product Inventory;
(h)    all Manufacturing Equipment;
(i)    all domain names set forth on Section 2.1.1(i) of the Seller Disclosure Schedule;
(j)    all accounts receivable, notes receivable and other indebtedness or any royalties or milestones due and payable by any Third Party arising from sales of the Seller Products in or for sale in the Territory after the Closing;
(k)    all rights Controlled by Selling Parties and their Affiliates to perform research with respect to, develop (including clinical development), manufacture, sell, distribute, license, promote and use (or cause to be performed, developed, manufactured, sold, distributed, licensed, promoted and used) the Seller Products in the Territory, including all rights and claims to all clinical study data, reports and analyses to the extent related to the Seller Products in the Territory;
(l)    to the extent applicable, all brochures and other promotional and printed materials, trade show materials (including displays), videos, web pages, advertising and/or marketing materials (all in physical form, .pdf, quark, or other electronic file and camera-ready artwork), including, but not limited to, all materials used by field medical affairs personnel and field reimbursement managers and/or payer teams in Seller’s possession or control as of the Closing Date to the extent used in connection with the promotion, advertisement, marketing or sale of the Seller Products in the Territory;
(m)    copies of all supplier lists, marketing studies, consultant reports, books and records (financial, laboratory and otherwise), files, invoices, billing records, distribution lists, manuals (in all cases, in any form or medium), patient support and market research programs and related databases, and all complaint files and adverse event files, in

Exhibit 10.1

each case, Controlled by the Selling Parties and their Affiliates and to the extent related to the Seller Products in the Territory or the Product Business and transferable in compliance with applicable Laws;
(n)    all Product Records, to the extent not covered by any of the foregoing;
(o)    all credits, prepaid expenses (including prepaid PDUFA fees), deferred charges, advance payments, security deposits and prepaid items to the extent primarily related to the Product Business;
(p)    any Tax assets relating to the (A) Product Business in the Territory or the Purchased Assets for any Post-Closing Tax Period, and (B) accounts receivable transferred to Purchaser in each case excluding any prepaid Tax, Tax receivable, Tax refund or Tax credit of the Seller Parties or their Affiliates with respect to any Pre-Closing Tax Period; and
(q)    all goodwill and the going concern value of the Product Business.
2.1.2    Excluded Assets. Purchaser shall not acquire pursuant to this Agreement or any Ancillary Agreement, and the Seller Parties shall retain following the Closing Date, the Excluded Assets.
2.1.3    Retention of Rights. Except as expressly granted herein or in any Ancillary Agreement, the Seller Parties grant no other right or license to any assets or rights, including Intellectual Property Rights, of the Seller Parties and their Affiliates.
2.2    Liabilities.
2.2.1    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties shall assign and Purchaser shall assume and agree to pay and discharge when due the Assumed Liabilities.
2.2.2    Excluded Liabilities.
(a)    Notwithstanding anything to the contrary herein, neither Purchaser nor any of its Affiliates shall assume any Liabilities of the Seller Parties or any of their Affiliates (whether or not related to the Product Business) other than the Assumed Liabilities (such Liabilities of the Seller Parties or any of their Affiliates other than the Assumed Liabilities, the “Excluded Liabilities”), and the Excluded Liabilities shall remain the sole obligation and responsibility of the Seller Parties and their Affiliates.
(b)    For the purposes of clarity (and notwithstanding Section 2.2.1), neither Purchaser nor any Affiliate of Purchaser shall assume (and the Excluded Liabilities shall include, but not be limited to) the following Liabilities of Seller or any of its Affiliates:

Exhibit 10.1

(i)    Liabilities for:
(1)    Taxes of the Seller Parties or any of their Affiliates, whether arising prior to or after the Closing Date;
(2)    Taxes with respect to the Product Business or the Purchased Assets for any Pre-Closing Tax Period;
(3)    Taxes with respect to the Product Business outside the Territory at any time; and
(4)    fifty percent (50%) of any Transfer Taxes.
provided, that, in each case of Sections 2.2.2(b)(i)(1) and 2.2.2(b)(i)(2), responsibility for Apportioned Obligations shall be determined in accordance with Section 6.10.1; and provided, further, for the avoidance of doubt, subject to Section 2.2.2(b)(i)(3), Section 2.2.2(b)(i)(1) shall not include any Liability for or relating to Taxes with respect to the Product Business or the Purchased Assets for any Post-Closing Tax Period (except to the extent such Liability results from a breach of representations or warranties made by Seller and subject to indemnification by Seller pursuant to Section 8.3.1, in which case such Liability shall remain subject to indemnification pursuant to the provisions of ARTICLE 8);
(ii)    any Liabilities of the Seller Parties or any of their Affiliates relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Purchased Assets;
(iii)    any Liabilities of the Seller Parties or any of their Affiliates that relate to, or that arise out of, the employment or the termination of the employment with the Seller Parties or any of their Affiliates of any employee or former employee of the Seller Parties or any of their Affiliates (including as a result of the Transactions);
(iv)    any Liabilities (x) under or relating to Environmental Laws; or (y) relating to any actual or alleged violation by the Seller Parties or any of their Affiliates of any other Law, in each case regardless of whether arising prior to or after the Closing Date;
(v)    any Liabilities (i) for claims arising under product liability or product warranty for any Seller Product manufactured or sold by or for the Seller Parties, their Affiliates or their respective predecessors, licensees, distributors or other collaborators prior to the Closing Date or, after the Closing Date, outside of the Territory, or (ii) to the extent relating to the manufacture, use, sale, marketing, promotion or distribution of any Seller Product or the ownership or use of the Purchased Assets, in each case prior to the Closing Date or, after the Closing Date, outside of the Territory;
(vi)    any Liabilities to the extent arising from the Excluded Assets;

Exhibit 10.1

(vii)    subject only to the provisions of the Transition Services Agreement, any Liabilities arising out of or relating to any return of Seller Products, including all Liabilities for any credits or rebates with respect to Seller Products, in all cases only to the extent that they relate to Seller Products sold on or prior to the Closing Date or, after the Closing Date, outside the Territory, by or on behalf of the Seller Parties or their Affiliates; or
(viii)    any Liabilities of the Seller Parties or any of their Affiliates (x) arising out of any actual or alleged breach by Seller Parties, or nonperformance by the Seller Parties or any of their Affiliates under, any Purchased Contract prior to the Closing; or (y) accruing under any Purchased Contract with respect to any period prior to the Closing.
2.3    Consideration.
2.3.1    Purchase Price. In consideration of the conveyances contemplated under Section 2.1, Purchaser shall pay to Seller by wire transfer of immediately available funds to the account designated by Seller at least three (3) Business Days prior to such payment (a) on the Closing Date, an amount equal to $11,500,000 (the “Closing Payment”) and (b) the Final Product Inventory Value within three (3) Business Days of the Final Product Inventory Value being determined in accordance with Section 2.3.2.
2.3.2    Purchased Product Inventory Value.
(a)    Not more than five (5) Business Days before the Closing Date, the Seller Parties shall provide to Purchaser a schedule (the “Product Inventory Schedule”) listing the Purchased Product Inventory (the “Purchased Product Inventory Value”).
(b)    The Seller Parties shall deliver to and Purchaser shall accept all Purchased Product Inventory tendered at the locations of Seller Parties set forth on Schedule 2.1.1(g) of the Seller Disclosure Schedule common carrier (FCA) within no more than five (5) Business Days following the Closing (the “Product Inventory Delivery Date”).
(c)    Purchaser shall have thirty (30) days from the Product Inventory Delivery Date to review the Product Inventory Schedule and perform a physical inspection of the Purchased Product Inventory to confirm that the Purchased Product Inventory meets the applicable Specifications and shelf life requirements (the “Product Criteria”) and validate the information set forth on the Product Inventory Schedule. Seller Parties shall cooperate with Purchaser and its Representatives to provide them with all access and information needed to perform such review and inspection. The Product Inventory Schedule shall become final and binding on the thirtieth (30th) day following the Product Inventory Delivery Date, unless prior to the end of such period, Purchaser delivers to Seller Parties a written notice of its disagreement (“Notice of Disagreement”) specifying the number of units of Purchased Product Inventory which it believes do not satisfy the Product Criteria (each, a “Disputed Item”) and the basis for that belief. Purchaser shall be deemed to have agreed with all items and amounts in the Product Inventory Schedule not specifically identified as a Disputed Item

Exhibit 10.1

in the Notice of Disagreement, and such undisputed items shall be deemed final and binding and shall not be subject to review in accordance with Section 2.3.2(d).
(d)    During the ten (10) Business Day period following delivery of a Notice of Disagreement by Purchaser to Seller, Purchaser and Seller in good faith shall seek to resolve in writing any differences that they may have with respect to the Disputed Items specified therein. During such ten (10) Business Day period, Purchaser shall cooperate with Seller and its Representatives to provide them with any information used in preparing the Notice of Disagreement reasonably requested by Seller or its Representatives. If during such ten (10) Business Day period Seller fails to respond to the Notice of Disagreement delivered by Purchaser, Seller shall be deemed to have agreed with all Disputed Items and such Disputed Items shall be deemed final and binding and shall not be subject to review in accordance with this Section 2.3.2(d). Any Disputed Items resolved in writing between Purchaser and Seller within such ten (10) Business Day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each Disputed Item, or if Seller is deemed to have agreed on the resolution of each Disputed Item pursuant to the immediately preceding sentence, the resulting Purchased Product Inventory Value, as adjusted to reflect the resolution of the Disputed Items, shall be deemed to be the “Final Product Inventory Value”. If Seller and Purchaser have not resolved all such differences by the end of such ten (10) Business Day period, Seller and Purchaser shall jointly appoint an independent testing laboratory (the “Testing Laboratory”) to review records and test data and to perform comparative tests and/or analyses on the Disputed Items. The Parties shall act in good faith and co-operate with the Testing Laboratory in its investigation. The Testing Laboratory’s determination as to whether any Disputed Item satisfies the Product Criteria shall be final and binding, and the resulting Purchased Product Inventory Value, as adjusted to reflect the Testing Laboratory’s resolution of the Disputed Items, shall be deemed to be the “Final Product Inventory Value”. The Final Product Inventory Value, whether agreed to by the Parties or determined by the Testing Laboratory, shall be final and binding on the Parties, shall in no event exceed $700,000, and shall be calculated in accordance with Section 2.3.2(d) of the Seller Disclosure Schedule. The costs of any dispute resolution pursuant to this Section 2.3.2(d), including the fees and expenses of the Testing Laboratory and of any enforcement of the determination thereof, shall be borne by the Parties in inverse proportion as they may prevail on the matters resolved by the Testing Laboratory, which proportionate allocation shall be calculated on an aggregate basis based on the relative values of the amounts in dispute and shall be determined by the Testing Laboratory at the time the determination of such firm is rendered on the merits of the matters submitted. Upon the determination of the Final Product Inventory Value, at Seller’s option, upon written notice to Purchaser within ten (10) Business Days, the Seller Parties may retake possession of any Disputed Items determined not to have met Specifications, and Purchaser shall assign back to the Seller Parties all right, title and interest to such Disputed Items.
2.4    Closing.
2.4.1    Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Latham & Watkins

Exhibit 10.1

LLP, 12670 High Bluff Drive, San Diego, CA 92130, at 10:00 a.m., local time, on a Business Day on a date not later than three (3) Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing (but subject to the satisfaction or waiver of such conditions) and those that are waived by the Party entitled to do so under applicable Law and the terms of this Agreement) set forth in ARTICLE 7, or such other time and place as Purchaser and Seller may agree to in writing. The Closing shall be deemed to have occurred at 12:00 a.m., eastern time, on the Closing Date, such that Purchaser shall be deemed the owner of the Purchased Assets on and after the Closing Date.
2.4.2    Closing Deliveries.
(a)    Except as otherwise indicated below, at the Closing, Seller Parties shall deliver the following to Purchaser:
(i)    each of the Ancillary Agreements to which any of the Seller Parties is a party, validly executed by a duly authorized officer of Seller.
(ii)    a certificate, executed by an officer of Seller and dated the Closing Date, confirming on behalf of Seller that the conditions set forth in Sections 7.2.1, 7.2.2 and 7.2.3 have been satisfied;
(iii)    copies of all Seller Third Party Consents;
(iv)    the Purchased Contracts;
(v)    all other Purchased Assets; provided, that (A) with respect to tangible Purchased Assets, delivery shall, unless the Parties otherwise mutually agree, be in accordance with the Transition Services Agreement and to a place specified by Purchaser by notice to Seller at a time prior to or after the Closing as the Parties mutually agree; and (B) Seller Parties may retain one copy of the Product Records included within the Purchased Assets and the Purchased Contracts (and, for clarity, prior to delivering or making available any files, documents, instruments, papers, books and records containing Product Records to Purchaser, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business);
(vi)    payoff letter evidencing payoff of all bank debt pursuant to Section 6.12 and all applicable termination statements of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside the United States) pursuant to Section 6.12; and
(vii)    all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code.
(b)    At the Closing, Purchaser shall deliver the following to Seller Parties:

Exhibit 10.1

(i)    each of the Ancillary Agreements to which Purchaser is a party, validly executed by a duly authorized officer of Purchaser;
(ii)    a certificate, executed by an officer of Purchaser and dated the Closing Date, confirming on behalf of Purchaser that the conditions set forth in Sections 7.3.1 and 7.3.2 have been satisfied; and
(iii)    an agent for services of process letter from Purchaser, in form and substance reasonably requested by Seller covering this Agreement and the Ancillary Agreements.
2.4.3    Withholding. If applicable Laws require withholding of Taxes imposed upon any payments made by Purchaser to Seller Parties pursuant to this Agreement, Purchaser shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to Seller Parties; provided, however, that Purchaser may deduct such amounts only if Purchaser shall (i) give Seller Parties reasonable advance notice of the intention to make such deduction or withholding; (ii) upon Seller Parties’ reasonable request, explain the basis for such deduction or withholding; (iii) cooperate with Seller Parties to the extent reasonably requested to obtain any applicable reduction of or relief from such deduction or withholding; and (iv) timely file all Tax Returns related to such withholding and provide to Seller Parties such information statements and other documents required to be provided to Seller Parties.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties represent and warrant to Purchaser that, except as set forth in the Seller Disclosure Schedule (but subject to the immediately following sentence), the statements contained in this ARTICLE 3 are true and correct (a) as of the Execution Date; and (b) as of the Closing (unless in each case the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date). Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Disclosure Schedule under any numbered or lettered section or subsection shall be deemed to relate to and qualify such section or subsection, as well as any other sections or subsections of the Seller Disclosure Schedule, but only where the relevance of such disclosure to such other section or subsection is reasonably apparent from the text of such disclosure; provided, that the mere listing of an agreement shall not provide reasonably apparent disclosure, except to the extent that only a listing is required by the representation and warranty.
3.1    Entity Status. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its applicable state or country of organization. Each of the Seller Parties has all requisite corporate power and authority to own, use and operate the Purchased Assets and to carry on the Product Business as now being conducted. Each of the Seller Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure

Exhibit 10.1

to be so qualified or licensed and to be in good standing would not have a Seller Material Adverse Effect.
3.2    Authority. Each of the Seller Parties has the requisite corporate power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action of the Seller Parties. This Agreement constitutes, and each Ancillary Agreement, when executed and delivered by the Seller Parties, will constitute, the valid and legally binding obligation of Seller, enforceable against the Seller Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.
3.3    Non-Contravention.     The execution, delivery, consummation and performance by the Seller Parties of this Agreement and each Ancillary Agreement to which it is a party do not and will not (a) contravene, conflict with or violate the articles of incorporation or bylaws or comparable organizational documents of the Seller Parties; or contravene or conflict with any resolution adopted by the stockholders, board of directors and any committee of the board of directors (or other equivalent bodies) of the Seller Parties; (b) contravene, conflict with or violate any Law applicable to Seller Parties, the Product Business, or the Purchased Assets; (c) subject to obtaining Seller Third Party Consents as set forth on Section 3.3 of the Seller Disclosure Schedule, contravene, conflict with, violate, breach or constitute a default (with or without due notice or lapse of time or both) under, result in the loss of rights under, or result in the termination of, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, any Contract used in the conduct of the Product Business to which the Seller Parties or such Affiliate is a party, including any Purchased Contract, or any Contract to which the Purchased Assets is subject; or (d) result in the imposition of creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any Purchased Asset, except, in the case of (b) and (c), for such violations, breaches, defaults, accelerations, cancellations or terminations that would not reasonably be expected to materially affect the Product Business or the Purchased Assets.
3.4    No Broker. Other than Stifel, Nicolaus & Company Incorporated (the “Seller Financial Advisor”), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties or any of their Subsidiaries. The Seller Parties has made available to Purchaser a true, correct and complete copy of the engagement letter of the Seller Financial Advisor.
3.5    No Litigation; Consents.
3.5.1    Except as set forth on Section 3.5.1 of the Seller Disclosure Schedule, there is no Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance) pending or, to Seller’s Knowledge, threatened by any Person (including, without limitation, by any Shareholder of Seller) against the Seller Parties or Purchaser or any of their Affiliates before any Governmental Authority or private dispute resolution body, that (i) involves

Exhibit 10.1

or otherwise relates to the Product Business, the Purchased Assets, or the Assumed Liabilities; or (ii) challenges or, if resolved against the Seller Parties, would prevent, delay or make illegal any of the Transactions; or (iii) would reasonably be expected to impose any limitation on the ability of Purchaser or any of its Affiliates to operate the Product Business as of the Closing.
3.5.2    Except as set forth on Section 3.5.2 of the Seller Disclosure Schedule, there is no order or judgment of a Governmental Authority to which the Seller Parties or any of their Affiliates is subject that involves or otherwise relates to the Product Business, the Purchased Assets or the Assumed Liabilities that would reasonably be expected to impose any Liability on Purchaser or the Product Business, or imposes any limitation on the ability of the Seller Parties to sell the Purchased Product Inventory or operate the Product Business or the Purchased Assets as currently conducted or planned to be conducted as of the Execution Date by the Seller Parties and, to Seller’s Knowledge, there are no facts which would form a basis for such order or judgment.
3.5.3    Except as set forth on Section 3.5.3 of the Seller Disclosure Schedule, since January 1, 2014, the Seller Parties have not received any written notice, claim or complaint from any other Person alleging (a) a violation of, or failure to comply with, or any Liability under, any Laws relating to the Product Business, the Purchased Assets or the Assumed Liabilities as a result of Seller Parties’ and their Affiliates’ operation of the Product Business, except for any such notice relating to a failure to comply that has since been cured; or (b) any material defects in the Seller Product or alleging any failure of the Seller Product to meet Specifications.
3.5.4    Except as set forth on Section 3.5.4 of the Seller Disclosure Schedule and for (i) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to materially affect the Product Business, the Purchased Assets or the Assumed Liabilities; (ii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Purchaser or its Affiliates; and (iii) consents, approval, authorization, filing or notification required under the Exchange Act or the rules and regulations of The NASDAQ Global Market, no notice to, filing with or Authorization of, any Governmental Authority or other Person is required for Seller Parties or any of their Affiliates to consummate the Transactions.
3.5.5    Since January 1, 2014, no product liability claims by any Third Party or any notice of investigation from a Governmental or Regulatory Authority have been received by the Seller Parties or any of their Affiliates and, to Seller’s Knowledge, no such product liability claims or investigations have been threatened against Seller Parties or any of their Affiliates relating to marketing and sale of the Seller Product, and to Seller’s Knowledge, there are no facts or circumstances that would reasonably give rise to any Litigation for product liability. There is no order outstanding against the Seller Parties relating to Product liability claims or Governmental or Regulatory Authority investigations relating to the marketing and sale of the Seller Products.
3.6    Title to the Purchased Assets. The Seller Parties, or their Affiliates, own and have good and valid title to, or valid contract rights in, as applicable, the Purchased Assets, free and clear of all Encumbrances (except out-licensed rights for licensed Seller Intellectual Property as and to the extent disclosed on Section 3.11 of the Seller Disclosure Schedule) other than Permitted Encumbrances which are Excluded Liabilities.

Exhibit 10.1

3.7    Contracts.
3.7.1    Section 3.7.1 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which any of the Seller Parties or any of their Affiliates is a party that relates to the Product Business or is necessary for the Exploitation or Manufacture of the Seller Product in the Territory with a value in excess of One Hundred Thousand Dollars ($100,000).
3.7.2    Except as set forth on Section 3.7.2 of the Seller Disclosure Schedule, none of the Seller Parties is a party to or bound by any Contract relating to the Product Business which Contract (a) limits the freedom of the Product Business to compete in any line of business or any geographic area; (b) grants any rights of exclusivity to any Third Party; or (c) grants any “most favored customer”, “most favored supplier” or similar rights to any Third Party.
3.7.3    Each of the Purchased Contracts is in full force and effect and constitutes a legal, valid and binding agreement of the Seller Parties or any of their Affiliates, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity. Except as set forth on Section 3.7.3 of the Seller Disclosure Schedule, none of the Seller Parties nor any of their Affiliates, nor, to Seller’s Knowledge, any other party thereto is (with or without notice or lapse of time, or both) in breach or default in the performance, observance or fulfillment of any payment obligation or any material obligation or material covenant contained in any Purchased Contract, nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such material violation of or material default under or permit the termination or modification of any Purchased Contract. Except as set forth on Section 3.7.3 of the Seller Disclosure Schedule, none of the Seller Parties nor any of their Affiliates has given or received written notice to or from any Person relating to any such actual or alleged, breach or default. None of the Seller nor any of their Affiliates has received any written notice from a Third Party stating that such Third Party intends to terminate any Purchased Contract and none of the Seller Parties has waived any right under the Purchased Contracts. True and complete copies of all Purchased Contracts have been made available to Purchaser.
3.8    Compliance with Law.
3.8.1    The Seller Parties and their Affiliates, with respect to the operation of the Product Business or the ownership of and use of the Purchased Assets and, to Seller’s Knowledge, any Person that Manufactures, tests, distributes or conducts research on behalf of the Seller Parties with respect to a Seller Product pursuant to a development, commercialization, manufacturing, supply, testing, contract research or other collaboration arrangement with the Seller Parties or any of their Affiliates (a “Partner”), are and have been since January 1, 2014, in compliance with all applicable Laws and in each country in which any Seller Product is Manufactured, except for such noncompliance that would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets, including any applicable Laws governing the research, development, approval, Manufacture, sale, advertising, marketing, promotion, pricing, pharmacovigilance,

Exhibit 10.1

recordkeeping or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual.
3.8.2    Each of the Seller Parties and their Affiliates possesses, and is in compliance in all material respects with, all Authorizations (other than Regulatory Approvals, which are the subject of Section 3.9.1) necessary for the conduct of the Product Business as it is currently conducted and the ownership of or use of the Purchased Assets (collectively, the “Seller Authorizations”). All such Seller Authorizations are set forth in Section 3.8.2 of the Seller Disclosure Schedule, and all of such Seller Authorizations are in full force and effect, except as would not reasonably be expected to materially and adversely affect the Product Business. Except as set forth on Section 3.9.1 of the Seller Disclosure Schedule, neither the Seller Parties nor any of their Affiliates has received any communication with respect to the Product Business from any Governmental Authority regarding, and, to Seller’s Knowledge, there are no facts or circumstances that are likely to give rise to, (i) any material adverse change in any Seller Authorization, or any failure to materially comply with any applicable Law or any term or requirement of any Seller Authorization; or (ii) any revocation, withdrawal, suspension, cancellation or termination of any Seller Authorization.
3.8.3    Since January 1, 2014, the Seller Parties have complied with all applicable Data Protection Laws, as well as with its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Seller Parties, except for such noncompliance that would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets. No claims have been asserted or threatened against the Seller Parties alleging a violation of any Person’s privacy or personal information or data rights and, to Seller’s Knowledge, nothing has been done or omitted to be done and no circumstances exist which could give rise to any proceeding, action or claim in connection with the applicable Data Protection Laws. To Seller’s Knowledge, the consummation of the Transactions will not breach or otherwise cause any violation of any Data Protection Law or rule, policy or procedure relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Seller Parties in the conduct of the Product Business.
3.8.4    To Seller’s Knowledge, neither the Seller Parties nor any of their Affiliates engaged in the Product Business have made any voluntary or involuntary self-disclosure to any Governmental Authority or representative thereof regarding any material noncompliance with any Law applicable to the Product Business, which non-compliance remains uncured.
3.9    Regulatory Matters.
3.9.1    The Seller Parties, or an Affiliate of the Seller Parties, or, to Seller’s knowledge, one of their Partners possesses, and since January 1, 2014 has possessed, or has a right of reference to all Regulatory Approvals necessary to conduct the Product Business as currently or then conducted, all of which rights and approvals Controlled by the Seller Parties are included in the Purchased Assets. All such Regulatory Approvals are in full force and effect, and no Governmental Authority has imposed any material obligation or other Encumbrance upon any such Regulatory Approval that remains unsatisfied or undischarged, except as set forth in Section 3.9.1 of the Seller Disclosure Schedule. Except as set forth on Schedule 3.9.1 of the Seller Disclosure Schedule, since

Exhibit 10.1

January 1, 2014, neither the Seller Parties nor their Affiliates, and to Seller’s Knowledge, no Partners have received any written communication from any Governmental Authority threatening to revoke, withdraw, suspend, cancel or terminate any such Regulatory Approvals, and there is no proceeding pending or, to Seller’s Knowledge, threatened regarding the suspension or revocation of any such Regulatory Approval. Since January 1, 2014, the Seller Parties have not received, and to Seller’s Knowledge, no Partners have received (i) any written notice that any Governmental Authority has commenced, or threatened to initiate, any action to request a recall of the Seller Product, or commenced, or threatened to initiate, any action to enjoin production at any facility at which the Seller Product is Manufactured; or (ii) any notice, warning letter, untitled letters, or any other similar correspondence or notice related to the Seller Products stating that the Seller Parties and/or the applicable Partner was or is in violation of any Law, clearance, approval, or exemption. Seller has not voluntarily or involuntarily surrendered, terminated or permitted to lapse or expire any Regulatory Approval used or maintained by Seller in the conduct of the Product Business except where the surrender, termination, or lapse would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets. Since January 1, 2014, the Seller Parties or its Affiliates and, to Seller’s Knowledge, any Partner that Manufactures or distributes any Seller Product, have timely filed with the applicable Governmental Authority all required filings, declarations, listings, registrations, reports or submissions that are material to conduct of the Product Business, including Adverse Event reports. Except as set forth in Section 3.9.1 of the Seller Disclosure Schedule, all such filings, declarations, listings, registrations, reports or submissions (A) were in compliance in all material respects with all applicable Laws when filed; (B) were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remained true, accurate and complete in all material respects, or were corrected or supplemented by a subsequent filing; (C) do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading; and (D) no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions. None of the Seller Parties, nor their Affiliates, nor, to Seller’s Knowledge, any Partner is in material violation of the terms of any Regulatory Approval related to the Seller Product.
3.9.2    Except as set forth on Section 3.9.2 of the Seller Disclosure Schedule, since January 1, 2014, there has not been any product recall, dear doctor letter or market withdrawal conducted by or on behalf of the Seller Parties concerning the Seller Product or any product recall, dear doctor letter, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Seller Product. The Seller Parties have made available to Purchaser true and correct summary reports regarding material complaints and notices of alleged defect or adverse reaction with respect to the Seller Product that have been received in writing by the Seller Parties and their Affiliates since January 1, 2014. To Seller’s Knowledge, except as set forth on Section 3.9.2 of the Seller Disclosure Schedule, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Seller Product sold or intended to be sold by the Seller Parties; (ii) a material change in the labeling of the Seller Product; or (iii) a termination or suspension of the marketing of the Seller Product.
3.9.3    Since January 1, 2014, the Seller Product has been Manufactured in compliance with applicable Law, including cGMP, and applicable Regulatory Approvals, except

Exhibit 10.1

where any noncompliance would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets.
3.9.4    Except as set forth on Section 3.9.4 of the Seller Disclosure Schedule, with respect to Seller Products, (i) since January 1, 2014, there have been no serious adverse drug experiences as defined in 21 C.F.R. § 314.80 or material events concerning or affecting safety; and (ii) from January 1, 2014 to February 9, 2017, there have been no Adverse Events.
3.9.5    The clinical trials conducted by or on behalf of the Seller Parties or their Affiliates with respect to the Seller Product were conducted or are being conducted, as applicable, in all material respects in accordance with cGCP and all applicable Laws. The Seller Parties and their Affiliates have made all necessary material filings and received all necessary material approvals and consents for the conduct of clinical trials from the necessary Governmental Authorities and, to Seller’s Knowledge, there is no Litigation pending or threatened by such Governmental Authorities to suspend or terminate any ongoing clinical trials for any Seller Product. The Seller Parties have not received any written notice, charge, subpoena or other request for information, which has not been complied with or withdrawn, by a Governmental Authority asserting any material breach of the conditions for approval of any ongoing clinical trials for the Seller Product. The Seller Parties and their Affiliates and, to Seller’s Knowledge, their Partners have conducted all clinical trials for the Seller Products pursuant to valid protocols.
3.10    Taxes.      Neither the Seller Parties nor any of their Affiliates have any material Liability for Taxes for a Pre-Closing Tax Period for which Purchaser would reasonably be expected to become liable or that would reasonably be expected to materially adversely affect (a) the interests to be acquired by Purchaser hereunder and under the Ancillary Agreements; or (b) Purchaser’s right to use or enjoy (free and clear of any Encumbrances, including liens for Taxes, other than Permitted Encumbrances) any Purchased Asset. All Tax Returns required to be filed by the Code or by applicable state, provincial, local or foreign Tax laws to the extent such Tax Returns relate to the Purchased Assets or the Product Business for Pre-Closing Tax Periods have been timely filed or will be timely filed; all such Tax Returns are true, correct and complete in all material respects; all material Taxes required to be paid with respect to the Purchased Assets and the Product Business have been paid in full or will be timely paid in full by the due date thereof; no material claims, actions, suits, proceedings, investigations, audits, claims, assessments or judgments are being asserted, pending, or threatened in writing with respect to any Taxes with respect to the Purchased Assets or Product Business and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Taxes with respect to the Purchased Assets or the Product Business has been received by the Seller or any of its Affiliates from any Governmental Authority; there are no Tax liens with respect to the Purchased Assets or the Product Business other than Permitted Encumbrances; no Governmental Authority with which the Seller does not file Tax Returns has claimed that the Seller is or may be subject to taxation by that Governmental Authority; no amount of income (or deduction) will be required to be included in (or excluded from) taxable income by any Person for any Post-Closing Tax Period with respect to the Purchased Assets or the Product Business as a result of any transaction or event or payment that occurred or relates to any Pre-Closing Tax Period; no transaction contemplated by this Agreement is subject to withholding under any applicable Law (including Section 1445 of the

Exhibit 10.1

Code); no Purchased Asset is (a) tax-exempt use property within the meaning of Section 168(h) of the Code, (b) a “United States real property interest” within the meaning of Section 897(c) of the Code or (c) an equity interest in any Person; with respect to the Purchased Assets and the Product Business, the Seller has not engaged in a “listed transaction” under Treasury Regulations Section 1.6011-4(b); the Seller has not, nor has ever had, a permanent establishment in any country other than the United States; and Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including sales Taxes), and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws and timely filed all Tax Returns related thereto.
3.11    Intellectual Property.
3.11.1     The Seller Parties or one of their Affiliates owns, or otherwise has the right to use, the Seller Intellectual Property and the Seller Know-How (provided the foregoing is not to be interpreted a representation of non-infringement). Section 3.11.1 of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts to which the Seller Parties or any of their Affiliates is a party and under which the Seller Parties or any of their Affiliates is a licensor or licensee of any Seller Intellectual Property that is used to Exploit the Seller Products in the Territory as currently conducted (collectively, the “Seller License Agreements”). The Seller Parties have made available to Purchaser a complete and accurate copy of each such Seller License Agreement. Each of the Seller License Agreements is in full force and effect. None of the Seller Parties or their Affiliates are in breach of any material obligation under any Seller License Agreement nor have received any written notice of termination of any such Seller License Agreement. To Seller’s Knowledge, no other party to any Seller License Agreement is in breach of any material obligation under such Seller License Agreement.
3.11.2     Section 3.11.2 of the Seller Disclosure Schedule sets forth a true and complete list of all applications and registrations for the Seller Intellectual Property filed or registered with or issued by any Governmental Authority in the Territory which are owned by the Seller Parties or any of their Affiliates and that have not lapsed, expired or been abandoned (“Seller Owned Registered Product IP”). All registrations and applications for Seller Owned Registered Product IP have been duly filed or registered (as applicable) with the applicable Governmental Authority and maintained in accordance with applicable Law, including the timely submission prior to the expiration of the applicable grace period of all necessary filings and payment of fees for the purposes of maintaining such Seller Owned Registered Product IP.
3.11.3     Section 3.11.3 of the Seller Disclosure Schedule sets forth a true and complete list of all applications and registrations for the Seller Intellectual Property filed or registered with or issued by any Governmental Authority in the Territory which are licensed to the Seller Parties or any of their Affiliates pursuant to a Seller License Agreement (“Seller Licensed Registered Product IP”). To Seller’s Knowledge, all registrations and applications for Seller Licensed Registered Product IP have been duly filed or registered (as applicable) with the applicable Governmental Authority and maintained in accordance with applicable Law, including the timely submission prior to the expiration of the applicable grace period of all necessary filings and payment of fees for the purposes of maintaining such Seller Licensed Registered Product IP.

Exhibit 10.1

3.11.4     The Seller Parties or one of their Affiliates owns or otherwise has the right to use all Intellectual Property Rights necessary to conduct the Product Business as presently conducted (provided the same is not to be interpreted as a representation as to non-infringement). To Seller’s Knowledge, other than Seller Intellectual Property and the Seller Know-How, the Seller Parties and their Affiliates do not own or have license rights to any Intellectual Property Rights that would be infringed, violated or misappropriated by use, offer for sale or sale (by an unauthorized Third Party) of any Seller Product in the Territory.
3.11.5     None of the Patent Rights set forth on Section 3.11.2 of the Seller Disclosure Schedule, is involved in any Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance), reissue, interference, reexamination or opposition proceeding, or, to Seller’s Knowledge, any investigation, inquiry, audit, examination or finding of deficiency or noncompliance, and, to Seller’s Knowledge, no such Litigation, reissue, interference, reexamination or opposition proceeding is threatened in a writing received by the Seller Parties. To Seller’s Knowledge, none of the Patent Rights licensed to the Seller Parties or any of their Affiliates set forth on Section 3.11.3 of the Seller Disclosure Schedule (together with the Patent Rights set forth on Section 3.11.2 of the Seller Disclosure Schedule, the “Seller Patents”) is involved in any Litigation, reissue, interference, reexamination or opposition proceeding nor is any such Litigation, reissue, interference, reexamination or opposition proceeding threatened.
3.11.6     Except as set forth on Section 3.11.6 of the Seller Disclosure Schedule, none of Seller Trademarks owned by the Seller Parties or any of their Affiliates, or any registrations or applications to use or register such items, is involved in any Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance), cancellation, nullification, interference, concurrent use or opposition proceeding, or, to Seller’s Knowledge, any investigation, inquiry, audit, examination or finding of deficiency or noncompliance, and, to Seller’s Knowledge, no such Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding is threatened. To Seller’s Knowledge, none of Seller Trademarks licensed to the Seller Parties or any of their Affiliates, or any registrations or applications to use or register such items, is involved in any Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding nor is any such Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding threatened in a writing received by the Seller Parties.
3.11.7     To Seller’s Knowledge, except as set forth in Section 3.11.7 of the Seller Disclosure Schedule, the conduct of the Product Business as conducted, and as contemplated to be Exploited by Purchaser with respect to the Seller Product in the Territory as of the Closing Date, does not infringe or misappropriate any Third Party’s Intellectual Property Rights or constitute unfair competition or an unfair trade practice under applicable Law. To Seller’s Knowledge, the Manufacturing of the Seller Product as Manufactured on the Execution Date does not infringe or misappropriate any Third Party’s Intellectual Property Rights or in the location(s) where Product is Manufactured or constitute unfair competition or an unfair trade practice under applicable Law. As of the Execution Date, no letter or other written or electronic communication or correspondence has been received by the Seller Parties or any of their Affiliates or any of their Representatives at any time within the six (6) years prior to the Execution Date, regarding any actual, alleged, or suspected infringement or misappropriation of any Third Party’s Intellectual Property Rights or

Exhibit 10.1

unfair competition or unfair trade practice under any applicable Law in connection with the conduct of the Product Business. Except as set forth in Section 3.11.7 of the Seller Disclosure Schedule, no Litigation is pending or threatened against the Seller Parties or any Partner (i) based upon, challenging or seeking to deny or restrict the use of any of Seller Intellectual Property or Seller Know-How; (ii) alleging that the Seller Parties’ conduct of the Product Business infringes or misappropriates the Intellectual Property Rights of any Third Party; or (iii) alleging that the Seller Parties’ conduct of the Product Business constitutes unfair competition or an unfair trade practice under any applicable Law.
3.11.8     To Seller’s Knowledge, no Person is currently infringing or misappropriating in any material respect any Seller Patents or Seller Trademarks in a manner that would reasonably be expected to materially adversely affect the Product Business or Purchased Assets. Section 3.11.8 of the Seller Disclosure Schedule accurately identifies (and the Seller Parties have provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by the Seller Parties or any of their Affiliates or any of their Representatives regarding any actual, alleged, or suspected infringement or misappropriation of any Seller Intellectual Property or any Trade Secrets included in the Seller Know-How or unfair competition or unfair trade practice under any applicable Law in connection with the conduct of the Product Business.
3.11.9     The Seller Parties and, as applicable, the Seller Parties’ Affiliates, have taken reasonable measures to maintain in confidence all Trade Secrets and other material confidential information included in Seller Know-How except to the extent such failure would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets. To Seller’s Knowledge, none of such Trade Secrets or material confidential information have been disclosed to any Person by the Seller Parties or its Affiliates except pursuant to reasonable non-disclosure or license agreements. To Seller’s Knowledge, no current or former employee, consultant or independent contractor of the Seller Parties or any of its Affiliates has any claim of ownership in or to any Seller Intellectual Property owned by Seller or any of its Affiliates.
3.11.10    (i) all registrations of Seller Intellectual Property included in Seller Licensed Registered Product IP or Seller Owned Registered Product IP which are material to the Product Business, are valid, subsisting, and have not been held unenforceable; and (ii) all applications for registration of licensed Intellectual Property Rights included in Seller Licensed Registered Product IP or in Seller Owned Registered Product IP which are material to the Product Business are subsisting. To Seller’s Knowledge, the Seller Parties and their Affiliates have complied in all material respects with applicable Law regarding the duty to disclose and duties of candor in the filing, maintaining and prosecution of the patents and patent applications included in Seller Intellectual Property.
3.11.11     All fees, annuities and royalties that are due and properly payable to a licensor of Seller Licensed Registered Product IP by the Seller Parties have been paid or will be paid prior to such payment being deemed late under the applicable Seller License Agreement.

Exhibit 10.1

3.12    Inventory and Manufacturing Equipment.
3.12.1    Section 3.12.1 of the Seller Disclosure Schedule sets forth a true and accurate description of all Purchased Product Inventory and the Manufacturing Equipment as of the Execution Date and lists (i) the lot numbers associated with the Purchased Product Inventory; and (ii) the manufacturing, warehousing, distribution and consignee locations where the Purchased Product Inventory is located.
3.12.2    The Purchased Product Inventory and the Manufacturing Equipment, as of the Closing Date, shall include all the Purchased Product Inventory and the Manufacturing Equipment owned and on hand or in the control of the Seller Parties at any of their warehouses, manufacturers, suppliers or other Third Parties on the Seller Parties’ behalf (other than Partners).
3.13    Sufficiency of Purchased Assets. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, the Purchased Assets comprise all of the assets and rights necessary for the Seller Parties and their Affiliates in the conduct of the Product Business in the Territory, and are sufficient for the continued conduct of the Product Business in the Territory after the Closing Date in substantially the same manner as conducted prior to the Closing Date (provided the foregoing is not to be interpreted as a representation of non-infringement). None of the Excluded Assets are material to the Product Business. No Trademarks other than the Seller Trademarks will be required to Exploit the Purchased Product Inventory and the Manufacturing Equipment on or following the Closing Date.
3.14    Labor Matters.
3.14.1    There are no pending or, to Seller’s Knowledge, threatened strikes, lockouts, work stoppages or slowdowns involving Product Business Employees, except for any such strikes, lockouts, work stoppages or slowdowns that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
3.14.2    There is no unfair labor practice proceeding involving any Product Business Employee before the National Labor Relations Board pending or, to Seller’s Knowledge, threatened against the Seller Parties.
3.14.3    None of the Seller Parties is a party to any labor or collective bargaining agreement which represents Product Business Employees and there are no labor or collective bargaining agreements which pertain to Product Business Employees. No Product Business Employees are represented by any labor organization with respect to their employment with the Seller Parties; no labor organization or group of Product Business Employees has made a pending demand for recognition or certification to the Seller Parties and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Seller Parties with respect to Product Business Employees. There are no organizing activities involving the Seller Parties with respect to the Product Business pending with any labor organization or group of Product Business Employees.

Exhibit 10.1

3.14.4    There are no material complaints, charges, or claims against the Seller Parties pending, or to Seller’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Seller Parties with respect to the Product Business.
3.14.5    The Product Business is not under investigation or audit with respect to its treatment of independent contractors as independent contractors rather than employees.
3.14.6    With respect to the Product Business and Product Business Employees, the Seller Parties are in compliance in all material respects with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation.
3.15    Solvency. Assuming satisfaction of the conditions to this Agreement, and after giving effect to the Transactions, the assumption or retention (as applicable) of the Excluded Liabilities by the Seller Parties and their Affiliates, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, the Seller Parties and their Affiliates (on a consolidated basis) will be Solvent as of the Closing Date and immediately after the consummation of the Transactions. The Seller Parties have no current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code.
3.16    Affiliate Transactions; Intercompany Arrangements. Except as set forth on Section 3.16 of the Seller Disclosure Schedule, there are no agreements or arrangements, written or unwritten, of any kind (other than any Ancillary Agreements), between Seller or any of its Affiliates, on the one hand, and the Product Business, on the other hand.
3.17    Exclusivity of Representations. THE SELLER PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY PURCHASER PURSUANT TO SECTION 2.4.2(b)(ii) PURCHASER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS AND THE SELLER PARTIES HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Seller Parties that the statements contained in this ARTICLE 4 are true and correct as of the Execution Date and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date):
4.1    Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Switzerland.

Exhibit 10.1

4.2    Authority. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement and Ancillary Agreements to which Purchaser is a party and the consummation of the Transactions have been duly authorized by the necessary corporate actions of Purchaser. This Agreement constitutes and each Ancillary Agreement to which Purchaser is a party, when executed and delivered by Purchaser will constitute, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.
4.3    Non-Contravention.      The execution, delivery, consummation and performance by Purchaser of this Agreement and of each Ancillary Agreement to which it is a party do not and will not (a) violate the certificate of incorporation or bylaws, or comparable organization documents, of Purchaser; (b) contravene, conflict with or violate any Law or other restriction of any Governmental Authority applicable to Purchaser; or (c) contravene, conflict with, violate, breach or constitute a default under or result in the termination of any material Contract to which Purchaser is a party, except with respect to clause “(c)” for violations or breaches that that would not reasonably be expected to result in a Purchaser Material Adverse Effect.
4.4    No Broker. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries for which the Seller Parties could have any liability.
4.5    Litigation; Consents.
4.5.1    There is no (i) Litigation (other than any investigation, inquiry, audit or examination) pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates by or before any Governmental Authority and to Purchaser’s knowledge, there are no investigations, inquiries, audits or examinations pending or threatened against Purchaser or any of its Affiliates by or before any Governmental Authority; or (ii) order or judgment of a Governmental Authority to which Purchaser or any of its Affiliates is subject, in each case, except for such Litigation, orders or judgments that would not reasonably be expected to result in a Purchaser Material Adverse Effect.
4.5.2    Except for consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not be reasonably expected to result in a Purchaser Material Adverse Effect, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Authority or other Person is required for Purchaser to consummate the Transactions.
4.6    Financial Capacity.      On the Closing Date, Purchaser’s immediately available cash will be sufficient to enable Purchaser to pay the Closing Payment at the Closing.

Exhibit 10.1

4.7    Exclusivity of Representations. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY THE SELLER PARTIES PURSUANT TO SECTION 2.4.2(a)(ii), THE SELLER PARTIES HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.
ARTICLE 5
PRE-CLOSING COVENANTS
5.1    No Solicitation.
5.1.1    Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 5.1.1, during the period beginning on the Execution Date and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 9 and the Closing:
(a)    the Seller Parties will cease and cause to be terminated any discussions or negotiations with any Person (other than Purchaser) and its Representatives regarding any Acquisition Proposal or potential Acquisition Proposal, and will:
(i)    cease providing any further information with respect to the Seller Parties or any Acquisition Proposal or potential Acquisition Proposal to any such Person or its Representatives; and
(ii)    terminate all access granted to any such Person and its Representatives to any physical or electronic data room.
(b)    the Seller Parties shall not, and shall not instruct, authorize or permit any of their respective Representatives to, directly or indirectly:
(i)    solicit, initiate, knowingly facilitate, assist, induce or knowingly encourage any inquiries regarding, or the making, submission or announcement of any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
(ii)    furnish to any Person (other than to Purchaser or any designees of Purchaser) any non-public information relating to the Seller Parties or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Seller Parties (other than Purchaser or any designees of Purchaser), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

Exhibit 10.1

(iii)    participate or engage in discussions or negotiations with any Person with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.1.1);
(iv)    approve, endorse or recommend any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
(v)    approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or relating to an Acquisition Proposal or any proposal, offer or inquiry that is intended to or would reasonably be expected to lead to an Acquisition Proposal;
(vi)    terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Seller Parties or any of their Affiliates or Representatives is a party with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, or otherwise fail to enforce any of the foregoing, except to the extent (1) the Seller’s Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (2) the scope of such action is limited to allowing such Person to make an unsolicited confidential Acquisition Proposal to the Seller’s Board in accordance with and not in violation of this Section 5.1.1; or
(vii)    resolve, agree or propose to do any of the foregoing.
5.1.2    Seller agrees that it will promptly (and, in any event, within twenty-four (24) hours of receipt) notify Purchaser in writing if any inquiries, proposals or offers with respect to, constituting or that are reasonably expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Seller, any of its Subsidiaries indicating, in connection with such notice, the identity of the Person or group of Persons making such inquiry, indication, request for information or discussion, offer or proposal and the material terms and conditions of and facts surrounding any requests, inquiries, proposals or offers (including, if applicable, copies of any written requests, inquiries, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser reasonably informed, on a prompt basis, of the status, terms and details (including, within twenty-four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions (including any amendments thereto) and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, Seller shall (a) promptly (and in any event within twenty-four (24) hours) notify Purchaser orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 5.1 and (b) provide to Purchaser promptly and in any event within twenty-four (24) hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains

Exhibit 10.1

any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to Seller in connection with any Acquisition Proposal.
5.1.3    Seller agrees that any violation of the restrictions set forth in this Section 5.1 by any Representative of Seller or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by Seller.
5.1.4    Seller shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the Execution Date that would restrict Seller’s ability to comply with any of the terms of this Section 5.1, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.
5.1.5    Seller shall not take any action to exempt any Person (other than Purchaser and its Affiliates) from the restrictions on “combinations” contained in NRS 78.411 through 78.444, inclusive (or any similar provision of any other Takeover Provision) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
5.2    Access and Information.
5.2.1    During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE 9 (the “Pre-Closing Period”), upon reasonable notice, Seller shall: (i) afford Purchaser and its Representatives reasonable access to the properties and the Product Records and Seller Regulatory Documentation owned or Controlled by Seller to the extent related to the Product Business, the Purchased Assets, or the Assumed Liabilities; and (ii) furnish to Purchaser and its Representatives such additional financial and operating data and other information regarding the Product Business (or copies thereof) owned or Controlled by Seller as Purchaser and its Representatives may from time to time reasonably request; provided, however, that such access shall not unreasonably disrupt Seller’s ordinary course operations. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access would reasonably be expected, in the reasonable judgment of Seller’s outside counsel, to (i) violate applicable Law, including applicable antitrust Laws; (ii) jeopardize any attorney/client privilege or other established legal privilege; (iii) violate any term or confidentiality obligations owed to Third Parties; or (iv) disclose any Trade Secrets not included in Seller Intellectual Property or Seller Know-How.
5.2.2    As soon as reasonably practicable after the Execution Date, Seller shall request the written consent of the Product Business Employees to the disclosure of their respective official personnel files to Purchaser and, as soon as practicable after the Execution Date and during the Pre-Closing Period, Seller shall afford Purchaser and its Representatives access to the personnel files of those Product Business Employees who provide such written consent. To the extent reasonably requested by Purchaser, Seller shall arrange to permit Purchaser to conduct interviews of any of the Product Business Employees as soon as reasonably practicable after the Execution Date and during the Pre-Closing Period; provided, however, that such access to Product Business Employees shall not unreasonably disrupt Seller’s ordinary course operations and such access will be at the Purchaser’s cost and expense.

Exhibit 10.1

5.3    Ordinary Course of Business. Except (a) as set forth in Section 5.3 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement or any Ancillary Agreement; (b) as required by applicable Law; (c) for any actions as expressly contemplated by this Agreement; or (d) as Purchaser shall otherwise consent in writing from and after the Execution Date and during the Pre-Closing Period (clauses (a) – (d), the “Ordinary Course of Business Exceptions”), the Seller Parties shall (i) conduct the Product Business in substantially the same manner as heretofore conducted and in the ordinary course of business consistent with past practice (and will not accept any prepayments from Partners for royalties or milestone payments); and (ii) use all commercially reasonable efforts to: (A) preserve the Product Business and its goodwill and maintain its relations and goodwill with (1) the Key Raw Material Suppliers; (2) licensors and licensees; and (3) and other Persons having business relationships with the Product Business; and (B) prosecute in good faith and maintain all the Seller Owned Registered Product IP and, to the extent the Seller Parties have prosecution rights pursuant to the Seller License Agreements, the Seller Licensed Registered Product IP in the Purchased Assets. Prior to the Closing, the Seller Parties shall not, and shall cause each of its Affiliates to not, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE 7 not being satisfied. In addition (and without limiting the generality of the foregoing), except to the extent constituting an Ordinary Course of Business Exception, the Seller Parties shall not, and shall cause its Affiliates to not:
5.3.1    acquire any properties or assets that constitute Purchased Assets, either tangible or intangible, other than in the ordinary course of business consistent with past practice or with respect to binding orders entered into prior to the Execution Date;
5.3.2    (i) settle or commence any Litigation or claim; or (ii) waive any claims or rights of value, in either case in a manner that would constitute an Assumed Liability or otherwise be materially adverse to the Product Business or Purchased Assets from and after the Closing;
5.3.3    sell, transfer, lease, license or otherwise dispose of or encumber (other than with a Permitted Encumbrance) any of the Purchased Assets, other than inventory in the ordinary course of business consistent with past practice;
5.3.4    (a) terminate, amend or modify in any way, grant a license to, waive any right under, or take any action or fail to take any action that would result in a breach or constitute a default (with or without due notice or lapse of time or both) under any of the Purchased Contracts (except in the ordinary course of business consistent with past practice for Purchased Contracts that are not related to Seller Intellectual Property requiring payment of less than One Hundred Thousand Dollars ($100,000) on an annual basis); (b) grant a license under or assign any of the Purchased Contracts or any Contract granting rights in, to, or under Seller Intellectual Property; or (c) enter into any Contract relating to the Product Business, other than in the ordinary course of business consistent with past practice; provided, that notwithstanding anything herein to the contrary, no Contract subject to this Section 5.3.4 entered into by the Seller Parties during the Pre-Closing Period (other than the binding purchase orders for Product entered into in the ordinary course of business consistent with past practice and set forth on Section 5.3.4 of the Seller Disclosure Schedule, which such schedule shall be delivered to Purchaser at least five (5) Business Days prior to Closing) shall be

Exhibit 10.1

added to Section 2.1.1(a) of the Seller Disclosure Schedule as a “Purchased Contract” without the prior written consent of Purchaser;
5.3.5    other than in the ordinary course of business consistent with past practice, materially alter its activities and practices with respect to inventory levels of the Seller Product for sale in the Territory maintained at the wholesale, chain, institutional or retail levels;
5.3.6    terminate, cancel, permit to lapse, amend, waive or modify any Seller Authorizations;
5.3.7    with respect to the Product Business: make, change or revoke any material Tax election; change any accounting method; file any amended Tax Return or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes; or enter into any closing agreement, settlement or compromise of any claim or assessment or surrender or abandon any claim to a refund, in each case in respect of Taxes;
5.3.8    (a) take any action which is intended, or known to, or reasonably likely to have a Seller Material Adverse Effect; or (b) take or omit to take any action which is intended, or known to, or reasonably likely to render any of the Seller Parties’ representations or warranties untrue or misleading, or which would be likely to result in a material breach of any of the Seller Parties’ covenants;
5.3.9    (a) adopt or amend in any material respect any Seller Benefit Plan (or any plan that would be a Seller Benefit Plan if adopted) to the extent such adoption or amendment would result in any breach of Section 5.3; or (b) enter into or adopt any collective bargaining agreement or other Contract with any labor organization, union or association relating to or affecting the Product Business Employees; or
5.3.10    agree, commit or offer (in writing or otherwise) to take any of the actions described in Sections 5.3.1 through 5.3.9.
5.4    Obligation to Consummate the Transaction. Each of the Parties agrees that, subject to this Section 5.4, it shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the Transactions and to ensure that the conditions set forth in ARTICLE 7 are satisfied, insofar as such matters are within the control of either of them. Without limiting the generality of the foregoing, as soon as reasonably practicable after the Execution Date, the Seller Parties shall use their reasonable best efforts to obtain Seller Third Party Consents. Notwithstanding anything herein to the contrary, neither Purchaser nor any of its Affiliates shall be under any obligation to, nor, without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion), shall the Seller Parties, (A) make proposals, execute, agree or consent to or carry out agreements or submit to any court order or other injunction, ruling or decree of any Governmental Authority (1) providing for the sale or other disposition or holding separate of any assets of Purchaser, any of its Affiliates or Subsidiaries or any of their Affiliates, or the Seller Parties or the holding separate of any equity interests of any such Person, or imposing or seeking to impose any limitation on the ability of

Exhibit 10.1

Purchaser or any of its Affiliates, to own such assets or to acquire, hold or exercise full rights of ownership of equity interests of the Seller Parties, or (2) imposing or seeking to impose (x) any limitation whatsoever on the business activities of Purchaser or any of its Affiliates or (y) any limitation on the business activities of the Seller Parties, or (B) otherwise take any step to avoid or eliminate any impediment which may be asserted or requested under any antitrust Laws.
5.5    Notices.
5.5.1    Subject to Section 7.4, during the Pre-Closing Period, each Party shall give prompt written notice to the other Party of any Litigation, examination or audit in which such Party is involved as a party that concerns and would reasonably be expected to materially and adversely affect the Product Business, Purchased Assets or Assumed Liabilities or the other Party’s rights in the same manner or that would otherwise reasonably be expected to have a Seller Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.
5.5.2    During the Pre-Closing Period, (a) Seller shall promptly notify Purchaser in writing of any event, condition, fact or circumstance that reasonably would be expected to make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 impossible or unlikely; and (b) Purchaser shall promptly notify Seller in writing of any event, condition, fact or circumstance that reasonably would be expected to (i) make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 impossible or unlikely or (ii) cause Purchaser’s representations and warranties in Section 4.6 to be untrue in any respect prior to or as of the End Date.
5.5.3    No notification or update by Seller under Section 5.5.1 or Section 5.5.2 or by Purchaser under Section 5.5.1 or Section 5.5.2 shall be taken into account (or, with respect to Seller, deemed to supplement or amend Seller Disclosure Schedule) for the purpose of: (a) determining the accuracy of any representation or warranty made by Seller or Purchaser, as applicable (for purposes of ARTICLE 8 or otherwise); or (y) determining whether any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, has been satisfied.
ARTICLE 6
ADDITIONAL COVENANTS
6.1    Cooperation in Litigation and Investigations. Subject to Section 6.4 and except as set forth in any Ancillary Agreement, from and after the Closing Date, Purchaser and Seller shall fully cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or which may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Seller Product in the Territory prior to the Closing (other than Litigation between Purchaser and the Seller Parties or their respective Affiliates arising out of the Transactions or by the Ancillary Agreements). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of the Seller Parties and Purchaser shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating exclusively to the Purchased Assets, the Assumed Liabilities and the Excluded Liabilities to the extent maintained by or under the Control of the requested Party and reasonably necessary to permit the defense or investigation of any such

Exhibit 10.1

Litigation, examination or audit (other than Litigation between Purchaser and the Seller Parties or their respective Affiliates arising out of the Transactions or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for eighteen (18) months; provided, however, that either Party may restrict the foregoing access to the extent that such access (i) violates applicable Law, including applicable antitrust Laws; (ii) jeopardizes any attorney/client privilege or other established legal privilege; or (iii) violates any confidentiality obligations owed to Third Parties. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives, and any applicable Taxes in connection therewith.
6.2    Further Assurances
6.2.1    Each of the Seller Parties and Purchaser shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Purchaser all of the rights, title and interests of the Seller Parties and their Affiliates in and to the Purchased Assets as contemplated hereby; (b) effectuate Purchaser’s assumption of the Assumed Liabilities; and (c) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements. Without limitation of the foregoing, except as expressly set forth in the Ancillary Agreements, neither the Seller Parties nor Purchaser shall have any obligation to assist or otherwise participate in the amendment or supplementation of the Purchased Regulatory Approvals or otherwise to participate in any filings or other activities relating to the Purchased Regulatory Approvals other than as necessary to effect the assignment thereof to Purchaser in connection with the Closing pursuant to this Agreement.
6.2.2    To the extent that the Seller Parties’ rights under any Purchased Contract or Regulatory Approval may not be assigned without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing, the Closing shall proceed without the assignment of such Purchased Asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such Purchased Asset; provided, however, that nothing in this Section 6.2.2 shall be deemed to waive Purchaser’s rights not to consummate the Transactions if the conditions to its obligations set forth in ARTICLE 7 have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any Purchased Asset (regardless of whether such Closing occurs as a result of Purchaser waiving its obligations set forth in ARTICLE 7 or otherwise), then following the Closing, the Seller Parties shall use its commercially reasonable efforts to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with the Seller Parties in connection therewith; provided, that until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to Purchaser or Purchaser’s designee, the Seller Parties shall use their commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and enforce, at the request of and for the account of Purchaser, any rights of the Seller Parties arising under any such Purchased Asset against any Person, and shall sublicense to Purchaser all Intellectual Property Rights under any agreements contained in the Purchased Assets,

Exhibit 10.1

which but for this Section 6.2.2 are not assigned (including all Intellectual Property Rights granted to any of the Seller Parties under the Design, Development and Exclusive License Agreement dated as of May 29, 2013 with Duoject Medical Systems Inc.); and provided further, to the extent that Purchaser is provided with benefits of any such Purchased Asset, Purchaser shall perform the obligations of the Seller Parties thereunder only after the Closing. It is understood and agreed that, in the event of the Seller Parties’ or an Affiliate’s inability to assign or transfer a Purchased Contract identified on Section 2.1.1(a) of the Seller Disclosure Schedule, the Seller Parties or the applicable Affiliate shall remain responsible for completion of the applicable Purchased Contract as Purchaser’s agent, and at Purchaser’s sole expense as described in the Transition Services Agreement. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the Seller Parties shall assign, transfer, convey and deliver such Purchased Asset to Purchaser at no additional cost to Purchaser.
6.3    Publicity. No public announcement related to this Agreement or the Transactions will be issued without the joint approval of Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or Purchaser, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes such disclosure is required, such Party will use its commercially reasonable efforts to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed. Notwithstanding the foregoing, the Parties shall be permitted to issue a press release announcing the execution of this Agreement and the Transactions, substantially in the form of Exhibit F attached hereto, following the execution of this Agreement and, to the extent required pursuant to U.S. securities laws and the rules and regulations promulgated thereunder, shall be permitted to include descriptions and copies of this Agreement in their respective filings with the SEC. Nothing herein shall prohibit a Party to issue a press release that includes information that was previously made public without such Party’s violation of this Section 6.3.
6.4    Confidentiality.
6.4.1    Prior to the Closing, all Confidential Information provided by one Party (or its Representatives) (collectively, the “Disclosing Party” with respect to such information) to the other Party (or its Representatives) (collectively, the “Receiving Party” with respect to such information) shall be subject to and treated in accordance with the terms of the Confidentiality Agreement. As used in this Section 6.4, “Confidential Information” means, as to a Party (a) all information disclosed by such Party (or its Representatives) to the Receiving Party in connection with this Agreement or any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates; (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement; and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b). Notwithstanding

Exhibit 10.1

the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:
(a)    was already known to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement or through any act or omission of a Third Party under an obligation to the Disclosing Party; or
(d)    is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto.
6.4.2    From and after the Closing, (a) all Confidential Information obtained by Seller (or its Representatives) from Purchaser (or its Representatives); and (b) all Confidential Information to the extent relating to the Product Business, the Purchased Assets or the Assumed Liabilities ((a) and (b), collectively, the “Purchaser Confidential Information”) shall be deemed to be Confidential Information disclosed by Purchaser to Seller for purposes of this Section 6.4 and shall be used by Seller solely as required to (i) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement; or (ii) comply with applicable Law (each of (i) and (ii), a “Seller Permitted Purpose”), and for no other purpose. For a period of ten (10) years after the Closing Date, Seller shall not disclose, or permit the disclosure of, any of Purchaser Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and Seller shall not use Purchaser Confidential Information except in connection with Seller Permitted Purpose. Seller shall treat, and will cause its Affiliates and the Representatives of Seller or any of its Affiliates to treat, Purchaser Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
6.4.3    All Confidential Information obtained by Purchaser (or its Representatives) from Seller (or its Representatives) other than Purchaser Confidential Information (the “Seller Confidential Information”) shall be used by Purchaser solely as required to (a) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement; or (b) comply with applicable Law (each of (a) and (b), a “Purchaser Permitted Purpose”), and for no other purpose. For a period of ten (10) years after the Closing Date, Purchaser shall not disclose, or permit the disclosure of, any of Seller Confidential Information to any Person except to its employees and consultants under a duty of confidentiality or to Persons to whom such disclosure is necessary in connection with a Purchaser Permitted Purpose and Purchaser shall not use, or permit the use of, Seller Confidential Information, except in connection with a Purchaser Permitted Purpose or other internal business purpose. Purchaser shall treat, and will cause its Affiliates and the

Exhibit 10.1

Representatives of Purchaser or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Purchaser normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
6.4.4    In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller Confidential Information or Purchaser Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and if confidential treatment is available such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.
6.4.5    Nothing in this Section 6.4 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate. Either Party may disclose information relating to this Agreement to the SEC or any securities exchange or any Governmental Authority if required by applicable Law, provided, that the Disclosing Party shall: (a) unless prohibited by applicable Law, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure; (b) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at the Disclosing Party’s expense; and (c) take into consideration the comments of such other Party in any such disclosure or request for confidential treatment or protective order; provided, however, that a Party shall not be required to provide any notice to the other Party with respect to any disclosure in any securities filings (including 10-K filings and 10-Q filings) that discloses information that has been previously disclosed in an earlier filing or press release or that reports aggregate financial results related to this Agreement.
6.5    Reserved.
6.6    Regulatory Responsibilities.
6.6.1    From and after the Closing, subject to the terms of the Transition Services Agreement and except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any other Ancillary Agreement, Purchaser shall have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals necessary for the Product Business in the Territory, and for conducting communications with Governmental Authorities of competent jurisdiction, for Seller Products in the Territory.

Exhibit 10.1

6.6.2    Subject to the terms of the Transition Services Agreement from and after the Closing, the Seller Parties shall support Purchaser, as may be reasonably necessary and practicable, at Purchaser’s cost and expense (unless otherwise provided in this Agreement), in preparing, obtaining and maintaining all Regulatory Approvals for the Seller Products in the Territory, including providing necessary documents or other materials required by applicable Law for Purchaser to obtain or maintain such Regulatory Approvals, in each case, in accordance with the terms and conditions of this Agreement.
6.6.3    Except to the extent otherwise provided in the Transition Services Agreement, from and after the Closing, the Seller Parties shall provide Purchaser with (i) copies of all written or electronic correspondence relating to any Seller Product in the Territory received by the Seller Parties, their Affiliates, licensees, sublicensees or distributors from, or submitted by the Seller Parties, their Affiliates, licensees, sublicensees or distributors to, Regulatory Authorities; and (ii) copies of all meeting minutes and other similar summaries of all meetings, conferences and discussions held by the Seller Parties with Regulatory Authorities to the extent relating to any Seller Product in the Territory, including copies of all contact reports produced by the Seller Parties and their Affiliates, licensees, sublicensees and distributors, in each case ((i) and (ii)), within ten (10) Business Days after the Seller Parties’ receipt, submission or production of the foregoing, as applicable. To the extent applicable, the Seller Parties shall provide Purchaser a draft of any written response thereto reasonably in advance (in light of the prevailing circumstances) of submitting such response to the applicable Regulatory Authorities.
6.7    Pharmacovigilance Obligations. After the Closing, subject to the Transition Services Agreement, the Seller Parties shall promptly provide Purchaser an electronic copy of the CIOMS I form for all legacy data of Adverse Events recorded prior to the Closing with respect to any Seller Product that is within the Seller Parties’ (or their Affiliate’s, as appropriate) possession, for inclusion in Purchaser’s safety database for the Seller Product. After the Closing, Purchaser shall have all responsibility for required reporting of Adverse Events with respect to Seller Products in the Territory.
6.8    Medical and Other Inquiries. Except to the extent otherwise provided in the Transition Services Agreement, from and after the Closing Date, Purchaser or its designee (a) shall be responsible for, and shall handle and respond to, all customer complaints and inquiries (including medical and non-medical inquiries) related to any Seller Product used, marketed, distributed or sold in the Territory; and (b) shall be responsible for, and shall conduct, all correspondence and communication with physicians and other health care professionals relating to Seller Products in the Territory. Purchaser shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with applicable Law.
6.9    Commercialization. Other than as set forth in Section 6.9 of the Seller Disclosure Schedule, from and after the Closing Date, (unless otherwise provided in this Agreement) (a) Purchaser, at its own cost and expense, shall be responsible for and have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of Seller Products in the Territory and shall independently determine and set prices for Seller Products in the Territory, including the selling price, volume discounts, rebates, chargeback claims, and similar matters; (b)

Exhibit 10.1

Purchaser shall be responsible, at its own cost and expense, for all marketing, advertising and promotional materials related to Seller Products in the Territory; and (c) Purchaser or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of Seller Products in the Territory.
6.10    Certain Tax Matters.
6.10.1    Transfer Taxes and Apportioned Obligations.
(a)    All sales, use, goods and services, value added, excise, and other Taxes (but excluding any Taxes based on or attributable to income for capital gains), duties or charges of a similar nature imposed by any Governmental Authority, or other taxing authority in connection with the transfer of the Purchased Assets or Product Business to Purchaser (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall prepare any Tax Return relating to any Transfer Tax at its expense, and the Party responsible for filing such Tax Return shall file it at its expense, provided, that Purchaser shall deliver a copy of such Tax Return to Seller at least five (5) Business Days prior to the due date for such Tax Return and the Party not filing such Tax Return shall deliver to the other Party such Party’s fifty percent (50%) share of the Transfer Tax due in connection with filing such Tax Return at least two (2) Business Days prior to such due date. Each of Seller and Purchaser shall take any action reasonably requested by the other Party in connection with preparing and filing any Tax Return relating to any Transfer Tax, and shall use commercially reasonable efforts to minimize obligations relating to Transfer Taxes as a result of the Transactions.
(b)    All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for the Territory for a Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.
(c)    Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. With respect to the Apportioned Obligations, the paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 6.10.1(b). Upon payment of any such Apportioned Obligation, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 6.10.1(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. Except to the extent it has already paid such reimbursement pursuant to the indemnification provisions in Section 8.3, the non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

Exhibit 10.1

6.10.2    Cooperation and Exchange of Information. Each of Seller and Purchaser shall (a) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets; (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.
6.10.3    Survival of Covenants. The covenants contained in this Section 6.10 shall survive until the expiration of the applicable statute of limitations (including extensions thereof).
6.11    Accounts Receivable and Payable.
6.11.1     Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of the Seller Parties or their Affiliates and shall be collected by the Seller Parties or their Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an Account Receivable, then Purchaser shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to the Seller Parties. In the case of the receipt by Purchaser of any payment from any obligor of both the Seller Parties and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to the Seller Parties. In the event that, subsequent to the Closing, the Seller Parties or any of their Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then the Seller Parties shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by the Seller Parties of any payment from any obligor of both the Seller Parties and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to the Seller Parties with the excess, if any, remitted to Purchaser.
6.11.2     Accounts Payable. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any invoices from any Third Party with respect to any account payable or other Liability of the Product Business that constitutes an Excluded Liability, then Purchaser shall, within thirty (30) days of receipt of such invoice, provide such invoice to the Seller Parties. In the event that, subsequent to the Closing, the Seller Parties or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Purchaser or any of its Affiliates for any period after the Closing that constitutes an Assumed Liability, then the Seller Parties shall, within thirty (30) days of receipt of such invoice, provide such invoice to Purchaser.
6.11.3     In the event of a conflict or ambiguity between this Section 6.11 and any applicable section of the Transition Services Agreement, the Transition Services Agreement shall control.

Exhibit 10.1

6.12    Release of Encumbrances.      On or prior to the Closing, the Seller Parties shall (a) take all actions necessary to extinguish or cause to be extinguished, as the case may be, all Encumbrances on the Purchased Assets, arising in connection with any debt financing (which, for the avoidance of doubt, shall include the payoff of all outstanding bank debt of Seller as set forth on Section 6.12 of the Seller Disclosure Schedule), in each case on terms reasonably satisfactory to Purchaser; and (b) file in the appropriate jurisdictions termination statements of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside the United States) that have been filed by the holders of such Encumbrances with respect to the Seller Parties or any of the Purchased Assets, to Purchaser’s reasonable satisfaction. In the event that, after the Closing, any such lienholder asserts any Encumbrance or security interest in the Purchased Assets, the Seller Parties shall, upon written request from Purchasers, take all actions necessary to obtain a release from such lienholder of all such Encumbrances or security interests.
ARTICLE 7
CONDITIONS PRECEDENT
7.1 Conditions to Obligations of Purchaser and the Seller Parties. The obligations of Purchaser and the Seller Parties to complete the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:
7.1.1    No Adverse Law; No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the Transactions or the Ancillary Agreements, and no order by any Governmental Authority restraining, enjoining or otherwise preventing the consummation of the Transactions shall be in effect.
7.1.2    Litigation.
(a)    There shall not be pending or threatened Litigation by a Governmental Authority, and neither Purchaser nor the Seller Parties shall have received any written communication from any Governmental Authority in which such Governmental Authority indicates that it intends to commence any Litigation or take any other action (a) challenging or seeking to restrain or prohibit any of the Transactions; (b) that will have, or would be reasonably likely to have, the effect of preventing, delaying or making illegal any of the Transactions; (c) seeking to prohibit or limit the ownership or operation by Purchaser or any of its Subsidiaries of any portion of the business or assets of Purchaser (including the Product Business), or any of its Subsidiaries, or to compel Purchaser, or any of its Subsidiaries to dispose of or hold separate any portion of the business or assets of Purchaser (including the Product Business), the Seller Parties, in each case as a result of the Transactions; (d) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Purchased Assets; or (e) seeking to prohibit Purchaser or any of its Subsidiaries from effectively controlling in any respect the Product Business.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or

Exhibit 10.1

permanent) that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of such Transactions.
7.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the Transactions is subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following additional conditions:
7.2.1    Representations and Warranties. Each of (a) the representations and warranties of the Seller Parties set forth in this Agreement in Section 3.1 (Entity Status), Section 3.2 (Authority), Section 3.4 (No Broker), Section 3.6 (Title to Purchased Assets) and Section 3.13 (Sufficiency of Purchased Assets) (collectively, the “Seller Fundamental Representations”), disregarding all qualifications and exceptions contained therein relating to materiality, Seller Material Adverse Effect or other materiality qualifications, shall each be true and correct in all material respects on and as of the Execution Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)); and (b) all other representations and warranties of the Seller Parties, disregarding all qualifications and exceptions contained therein relating to materiality, Seller Material Adverse Effect or other materiality qualifications, shall each be true and correct in all material respects on and as of the Execution Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of any representation and warranty in this clause (b) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Seller Material Adverse Effect.
7.2.2    Covenants. The Seller Parties shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;
7.2.3    No Seller Material Adverse Effect. Since the Execution Date, no Seller Material Adverse Effect shall have occurred; and
7.2.4    Closing Deliveries. The Seller Parties shall have delivered to Purchaser each of the items listed in Section 2.4.2(a).
7.3    Conditions to Obligations of the Seller Parties. The obligation of the Seller Parties to complete the Transactions is subject to the satisfaction or waiver by the Seller Parties at or prior to the Closing of the following additional conditions:
7.3.1    Representations and Warranties. Each of (a) the representations and warranties of Purchaser set forth in this Agreement in Section 4.1 (Corporate Status), Section 4.2 (Authority), and Section 4.4 (No Broker), (collectively, the “Purchaser Fundamental Representations”), disregarding all qualifications and exceptions contained therein relating to materiality, Purchaser Material Adverse Effect or other materiality qualifications, shall each be true and correct in all

Exhibit 10.1

material respects on and as of the Execution Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)); and (b) and all other representations and warranties of Purchaser, disregarding all qualifications and exceptions contained therein relating to materiality or other materiality qualifications, shall each be true and correct in all material respects on and as of the Execution Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of any representation and warranty in this clause (b) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to result in a Purchaser Material Adverse Effect.
7.3.2    Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and
7.3.3    Closing Deliveries. Purchaser shall have delivered to the Seller Parties each of the items listed in Section 2.4.2(b).
7.4    Frustration of Closing Conditions. With respect to the condition to Purchaser’s and the Seller Parties’ respective obligations to consummate the Transactions as provided hereunder and each Party’s right to terminate this Agreement as provided in Section 9.1, neither Purchaser nor the Seller Parties may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the condition to be satisfied to the extent required by Section 5.4.
ARTICLE 8
INDEMNIFICATION
8.1    Survival.
8.1.1    Survival of Representations and Warranties.     The representations and warranties of Purchaser and the Seller Parties contained herein and any other certificate or document delivered pursuant to this Agreement or any Transaction Document shall survive the Closing Date and shall expire on the applicable Expiration Date as set forth in Section 8.1.3.
8.1.2    Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement shall survive the Closing Date and remain in full force for the applicable periods described therein or, if no such period is specified, until fully performed.
8.1.3    Claims Period. Any claim for indemnification by a Party under this ARTICLE 8 shall be made by giving an Indemnification Certificate or Claim Notice, as applicable, of a good faith claim to the other Party in accordance with Section 8.4 on or before the applicable Expiration

Exhibit 10.1

Date, or the claim under this ARTICLE 8 shall be invalid. For purposes of this Agreement, “Expiration Date” means:
(a)    the fifteen (15) month anniversary of the Closing Date for claims for indemnification based on a breach of a representation or warranty; provided, however, for claims for indemnification based on a breach of Seller Fundamental Representations or Purchaser Fundamental Representations, “Expiration Date” shall mean the date that the applicable statute of limitations (including any extensions thereof) expires with respect to such claim;
(b)    for claims for indemnification based on a breach of a covenant which by its terms contemplates performance after the Closing Date but expires on a date certain, ninety (90) days after such date certain;
(c)    for claims for indemnification based on a breach of a covenant which by its terms contemplates performance after the Closing Date but does not expire on a date certain, the date that the applicable statute of limitations (including any extensions thereof) expires with respect to such claim; and
(d)    for claims to indemnify an Indemnified Party pursuant to Sections 8.3.1(d), 8.3.1(e), 8.3.2(c), 8.3.2(d), or 8.3.2(e), the date that the applicable statute of limitations (including any extensions thereof) expires with respect to such claim.
8.2    Effect of Investigation, Knowledge or Waiver. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired by the Party seeking indemnification), at any time (including as a result of any notices delivered pursuant to Section 10.2), whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations. The Parties acknowledge and agree that with respect to the right to indemnification, reimbursement, or other remedy based on a breach of a representation or warranty, the Party seeking indemnification shall not have any obligation to prove reliance upon such representation or warranty.
8.3    Indemnification.
8.3.1    Indemnification by the Seller Parties. Following the Closing, but subject to the provisions of this ARTICLE 8, the Seller Parties shall indemnify, defend and hold harmless Purchaser and its Representatives (collectively, “Purchaser Indemnitees”) from and against, and shall compensate and reimburse each of Purchaser Indemnitees for, any and all Losses suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject arising out of or related to:

Exhibit 10.1

(a)    any inaccuracy in or breach by the Seller Parties of any of the representations or warranties made by the Seller Parties: (i) in this Agreement; or (ii) in any certificate delivered on behalf of the Seller Parties pursuant to Section 2.4.2(a)(ii) (in each case of the foregoing clauses (i) and (ii), without giving effect to any “material”, “in all material respects”, and “Seller Material Adverse Effect” qualification limiting the scope of such representation or warranty for purposes of determining the amount of Losses and for purposes of determining whether a breach has occurred);
(b)    any failure of the Seller Parties to perform or any breach by the Seller Parties of any of their covenants, agreements or obligations contained in this Agreement;
(c)    any Excluded Liability;
(d)    any failure of the Seller Parties to comply with any applicable bulk sales statute in connection with the Transactions; or
(e)    any failure of the Seller Parties to pay Transfer Taxes or Apportioned Obligations allocated to the Seller Parties under Section 6.10.1;
provided, however, that the Seller Parties shall not be required to indemnify any Purchaser Indemnitee to the extent that such Losses arise out of or result from (i) the gross negligence or willful misconduct of any Purchaser Indemnitee; or (ii) any claim for Losses that is indemnifiable by Purchaser under Section 8.3.2.
8.3.2    Indemnification by Purchaser. Following the Closing, but subject to the provisions of this ARTICLE 8, Purchaser shall indemnify and hold harmless the Seller Parties and their Representatives (collectively, “Seller Indemnitees”) from and against and shall compensate and reimburse each of Seller Indemnitees for, any and all Losses suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject arising out of or related to:
(a)    any inaccuracy in or breach by Purchaser of any of the representations or warranties made by Purchaser: (i) in this Agreement or (ii) in any certificate delivered on behalf of Purchaser pursuant to Section 2.4.2(b)(ii) (in each case of the foregoing clauses (i) and (ii), without giving effect to any “material”, “in all material respects”, and “Purchaser Material Adverse Effect” qualification limiting the scope of such representation or warranty for purposes of determining the amount of Losses and for purposes of determining whether a breach or inaccuracy has occurred);
(b)    any failure of Purchaser to perform or any breach by Purchaser of any of its covenants, agreements or obligations contained in this Agreement;
(c)    any Assumed Liability;
(d)    any Product sold by or on behalf of Purchaser or any of its Affiliates on or after the Closing Date except to the extent any component thereof was

Exhibit 10.1

manufactured by or on behalf of the Seller Parties or their Affiliates or Partners prior to the Closing Date and such claim arises out of such Product’s manufacturing and such component is included in the Product Inventory; or
(e)    any failure of Purchaser to pay Transfer Taxes or Apportioned Obligations allocated to Purchaser under Section 6.10.1;
provided, however, that Purchaser shall not be required to indemnify any Seller Indemnitee to the extent that such Losses arise out of or result from (i) the gross negligence or willful misconduct of any Seller Indemnitee; or (ii) any claim for Losses that is indemnifiable by the Seller Parties under Section 8.3.1.
8.4    Claim Procedure.
8.4.1    Indemnification Claim Procedure. Except as provided in Section 8.4.2 with respect to Third Party claims, in the event of a claim made by a Purchaser Indemnitee or a Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”), which notice (an “Indemnification Certificate”) shall: (a) state that the Indemnified Party has paid or properly accrued or in good faith anticipates that it will have to pay or accrue Losses that are subject to indemnification by the Indemnifying Party pursuant to Section 8.3.1 or Section 8.3.2, as applicable; and (b) specify in reasonable detail the facts and circumstances supporting the Indemnified Party’s claim for indemnification (to the extent known) and contain a non-binding preliminary, good faith estimate of the amount to which the Indemnified Party claims to be entitled (to the extent known); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. In the event that the Indemnifying Party agrees to or is determined to have an obligation to indemnify or reimburse the Indemnified Party for Losses as provided in this ARTICLE 8, the Indemnifying Party shall, subject to the provisions of this Section 8.4.1, promptly (but in any event, within thirty (30) days of receipt of the Indemnification Certificate) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party. If the Indemnifying Party objects to all or a portion of the Indemnified Party’s claim made in the Indemnification Certificate, the Indemnifying Party will notify the Indemnified Party of such objection by delivering a written statement (the “Objection Notice”) to the Indemnifying Party within sixty (60) days following receipt of the Indemnification Certificate (the “Response Period”). The Objection Notice shall indicate whether the Indemnifying Party objects to all or only a portion of the claim specified in the Indemnification Certificate and shall specify in reasonable detail the facts and circumstances supporting the Indemnifying Party’s basis and reasons for such objection. An Indemnifying Party’s failure to deliver an Objection Notice in accordance with the provisions of this Section 8.4.1 within the Response Period to any claim set forth in an Indemnification Certificate shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim and the Indemnifying Party shall be deemed to have agreed that an amount equal to the full claimed amount specified in the Indemnification Certificate is owed to the Indemnified Party. If the Indemnifying Party in its Objection Notice objects only to a portion of the

Exhibit 10.1

claim set forth in the Indemnification Certificate (the amount of Losses claimed in the Indemnification Certificate to which the Indemnifying Party does not object shall be referred to herein as the “Agreed Amount”), then such Indemnifying Party shall, within ten (10) Business Days following the delivery of such Objection Notice pay the Agreed Amount to the Indemnified Party. If an Indemnifying Party shall provide Objection Notice in accordance with the provisions of this Section 8.4.1, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of twenty (20) days following the Indemnified Party’s receipt of the Objection Notice to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after such twenty (20)-day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate Litigation for purposes of having the matter settled in accordance with the terms of this Agreement.
8.4.2    Third Party Claim Procedure. In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Indemnified Party in good faith believes may result in an indemnification claim pursuant to Section 8.3, such Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving written notice of such claim) notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part the Indemnified Party in delivering a Claim Notice shall relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the claim referred to therein at the Indemnifying Party’s sole cost and expense (which shall be subject to Section 8.5) with counsel reasonably satisfactory to the Indemnified Party if, but only if, the Indemnifying Party acknowledges in writing delivered to the Indemnified Party that it shall be solely responsible for any and all Losses relating to any such claim; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense if (i) such claim is subject to the Cap and could, when aggregated with all other potential claims subject to the Cap, reasonably be expected to give rise to Losses which exceed the Cap; (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; exists of a conflict of interest between Seller, on the one hand, and Purchaser, on the other; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) the claim does not seek only monetary damages. The assumption of the defense of a Third Party claim by the Indemnifying Party shall be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party claim and shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. For the avoidance of doubt, reasonable fees (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and legal fees) incurred by an Indemnified Party in defending a Third Party claim shall constitute Losses for purposes of this this ARTICLE 8; provided, however, in the event the Indemnifying Party actually assumes the conduct and control of such claim, only the reasonable

Exhibit 10.1

fees incurred prior to the Indemnifying Party’s assumption of such defense shall constitute Losses unless otherwise provided for herein.
8.4.3    If the Indemnifying Party does not so assume control of the defense of such claim, the Indemnified Party shall control the defense of such claim. The Party not controlling the defense of such claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. The Party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim. Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further Liability.
8.5    Limitations on Indemnification.
8.5.1    Threshold and Deductible. The provisions for indemnity under Section 8.3.1(a) or Section 8.3.2(a) shall be effective only (a) for any individual claim where the Loss exceeds $20,000; and (b) when the aggregate amount of all Losses for claims in excess of $20,000 for which indemnification is sought from any Indemnifying Party exceeds one percent (1%) of the Purchase Price, in which case the Indemnified Party shall be entitled to indemnification of all the Indemnified Party’s Losses in excess of one percent (1%) of the Purchase Price; provided, however, that the foregoing limitation shall not be applicable for breaches of any of Seller Fundamental Representations or Purchaser Fundamental Representations or in the case of claims based on Fraud, intentional misrepresentation or willful misconduct.
8.5.2    Liability Caps.
(a)    Subject to the limitations set forth in Section 8.5, from and after the Closing, neither Party shall have any indemnification obligations for Losses under Section 8.3.1(a) or 8.3.2(a), as applicable, that exceed, in the aggregate, $2,000,000 (the “Cap”); provided, however, the Cap shall not apply to claims for indemnification in respect of either the Seller Fundamental Representations or Purchaser Fundamental Representations; and

Exhibit 10.1

provided, further, that Losses in respect of breaches of the Seller Fundamental Representations or Purchaser Fundamental Representations shall not be considered for purposes of determining when the Cap has been met. For the avoidance of doubt, the Cap shall not apply to claims to indemnify an Indemnified Party pursuant to Sections 8.1.3(b), 8.3.1(c), 8.3.1(d), 8.3.1(d), 8.3.1(e), 8.3.2(b), 8.3.2(c), 8.3.2(d), or 8.3.2(e).
(b)    The Parties’ respective aggregate liability for Losses in respect of breaches of Seller Fundamental Representations or Purchaser Fundamental Representations, shall not, in the aggregate, exceed the Purchase Price (the “Fundamental Representations Cap”).
8.5.3    Off-Sets. The amount of Losses recovered by an Indemnified Party under Section 8.3.1 or Section 8.3.2, as applicable, shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim; and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim, in each case of clauses “(a)” and “(b)” net of any amounts spent in obtaining such amounts (including the cost of the insurance policy) and any increase in future premiums reasonably attributable to such claim; provided, however, that for the avoidance of doubt, no Indemnified Party shall have any obligation to seek recovery from any Third Party or insurer with respect to such Losses. If any amounts referenced in the preceding clauses (a) and (b) are received after payment by the Indemnifying Party of the full amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE 8 had such amounts been received prior to such payment.
8.5.4    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF THIRD PARTY INDEMNIFICATION CLAIMS PURSUANT TO SECTION 8.4.2 OR FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, NEITHER PURCHASER NOR THE SELLER PARTIES SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EXECUTION DATE) CONNECTED WITH OR RESULTING FROM ANY BREACH, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES THAT ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.
8.6    Tax Treatment of Indemnification Payments. All payments made pursuant to this ARTICLE 8 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law or a final determination of a taxing authority.
8.7    Exclusive Remedy. Except as expressly provided otherwise in this Agreement or any Ancillary Agreement and subject to Section 10.9, each Party acknowledges and agrees that,

Exhibit 10.1

following the Closing, the remedies provided for in this ARTICLE 8 shall be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the Transactions. Nothing herein shall limit the Liability of either Party for Fraud.
8.8    Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement.
ARTICLE 9
TERMINATION
9.1    Termination. Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:
9.1.1    the mutual written agreement of Purchaser and Seller;
9.1.2    by written notice delivered by either Purchaser or Seller to the other, if the Closing shall not have occurred on or prior to June 30, 2017 (the “End Date”); provided, however, that if, as of June 30, 2017, either (a) all of the conditions set forth in ARTICLE 7 shall have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing); or (b) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action has not become final and nonappealable, the End Date shall be August 31, 2017; provided further, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
9.1.3    by either Seller or Purchaser in the event (a) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited; or (b) any Governmental Authority shall have issued an order restraining or enjoining the Transactions, and such order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1.3 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the proximate cause of, or shall have resulted in, such prohibition or order;
9.1.4    by either Seller or Purchaser, by giving written notice of such termination to the other Party, if such other Party shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within thirty (30) days following the giving of written notice by the non-breaching Party to the other Party of such breach (or, if the End Date is fewer than thirty (30) days from provision of such notice, cured by the End Date);

Exhibit 10.1

9.1.5    by Seller, by giving written notice of such termination to Purchaser, if there has been a breach of the representations and warranties of Purchaser contained in this Agreement which (i) would result in the failure of the condition set forth in Section 7.3.1; and (ii) cannot be or is not cured prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1.5 if Seller is in material breach of its agreements or covenants contained in this Agreement;
9.1.6    by either Seller or Purchaser, if prior to the Closing, either Seller or a competent court of first instance determines that Seller Stockholder Approval is required under applicable Law, and such Seller Stockholder Approval is not obtained;
9.1.7    by Purchaser, by giving written notice of such termination to Seller, if there has been a breach of the representations and warranties of Seller contained in this Agreement which (i) would result in the failure of the condition set forth in Section 7.2.1; and (ii) cannot be or is not cured prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1.7 if Purchaser is in material breach of its agreements or covenants contained in this Agreement; or
9.1.8    by Seller, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Purchaser fails to consummate the Transactions upon the earlier of (a) five (5) Business Days after the date the Closing should have occurred pursuant to Section 2.4; and (b) the later of the date the Closing should have occurred pursuant to Section 2.4 and one (1) Business Day before the End Date, and Seller has irrevocably notified Purchaser in writing that Seller is ready, willing and able to consummate the Transactions during such period.
9.2    Procedure and Effect of Termination.
9.2.1    Notice of Termination. Termination of this Agreement by either Purchaser or Seller shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 9.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 10.2.
9.2.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 9.1 by Purchaser or Seller, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of Seller, Purchaser or any of their respective Representatives, except that Sections 6.3 (Publicity), 6.4 (Confidentiality), 9.2.2 (Effect of Termination), 9.2.3 (Withdrawal of Certain Filings), and ARTICLE 10 (Miscellaneous) shall survive any termination of this Agreement. For clarity, in the event of termination of this Agreement pursuant to Section 9.1, the Parties shall not enter into any of the Ancillary Agreements or have any obligations thereunder. Nothing in this Section 9.2.2 shall relieve any Party to this Agreement of liability for (i) Fraud or willful misconduct, or

Exhibit 10.1

intentional misrepresentation prior to the termination hereof and (ii) any breaches existing at the time of termination of this Agreement.
(b)    Seller Termination Fee.
(i)    If Seller or Purchaser terminates this Agreement pursuant to Section 9.1.6, then Seller shall pay or cause to be paid to Purchaser prior to or substantially concurrently with, and as a condition to such termination, an amount in cash equal to $600,000 (the “Seller Termination Fee”).
(ii)    If Purchaser terminates this Agreement pursuant to Section 9.1.4 (as a result of Seller’s breach of Section 5.1), Seller will pay or cause to be paid to Purchaser the Seller Termination Fee.
(iii)    In the event any amount is payable by Purchaser pursuant to the preceding clauses (i) – (ii), such amount shall be paid by wire transfer of immediately available funds to an account designated by Purchaser. In no event shall Seller be obligated to pay the Seller Termination Fee on more than one occasion.
Seller acknowledges that (A) the agreements contained in this Section 9.2.2(b) are an integral part of the transactions contemplated by this Agreement and that without this Section 9.2.2(b) Purchaser would not have entered into this Agreement and (B) the Seller Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which the Seller Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If Seller fails to promptly pay any amount due pursuant to this Section 9.2.2(b), Seller shall pay to Purchaser all reasonable fees, costs and expenses of enforcement (including reasonable attorney’s fees as well as reasonable expenses incurred in connection with any action initiated by Purchaser), together with interest on the amount of the Seller Termination Fee at the prime lending rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment is required to be made. Subject to Purchaser’s rights set forth in Section 10.9, Purchaser’s right to receive payment from Seller of the Seller Termination Fee shall be the sole and exclusive remedy of Purchaser and any of its Affiliates, Subsidiaries, and Representatives (the “Seller Related Parties”) against Seller and any of its Affiliates, Subsidiaries, and Representatives for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount (if entitled under this Section 9.2.2(b)), none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transaction contemplated hereby (except that Seller shall also be obligated with respect to Section 9.2.2(b), to the extent applicable, and except that Seller shall remain obligated for, and Purchaser and its Affiliates may be entitled to remedies with respect to, the provisions and agreements surviving such termination pursuant to Section 9.2.2(a)).
9.2.3    Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than thirty (30) days after such termination,

Exhibit 10.1

Purchaser or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the Transactions filed or submitted by or on behalf of such Party, any Governmental Authority or other Person. Each Party, if requested, will redeliver all documents, work papers and other material to the other Party and its Affiliates relating to the Transactions, whether so obtained before or after the Execution Date, to the Party furnishing the same.
ARTICLE 10
MISCELLANEOUS
10.1    Governing Law, Jurisdiction, Venue and Service.
10.1.1    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE, REMEDIES AND STATUTE OF LIMITATIONS.
10.1.2    Jurisdiction.
(a)    Subject to Section 10.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the state of New York (or, if a state court located in the state of New York declines to accept jurisdiction over a particular matter, any court of the United States located in the State of New York) for any action, suit or proceeding arising out of or relating to this Agreement or the Transactions. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.2(b).

Exhibit 10.1

10.1.3    Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts located in the state of New York (or, if a state court located in the state of New York declines to accept jurisdiction over a particular matter, any court of the United States located in the State of New York), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
10.1.4    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
10.2    Notices.
10.2.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email transmission (with transmission confirmed) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 10.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten (10) days’ prior to such address taking effect in accordance with this Section 10.2. Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by email provided, that the sender had received confirmation of transmission (by email receipt confirmation or confirmation by telephone or email) prior to 6:00 p.m. Eastern Time on such day (and if is received confirmation is received after 6:00 p.m. Eastern Time, such Notice shall be deemed to have been delivered on the following Business Day). Any Notice delivered by email shall be confirmed by a hard copy delivered promptly thereafter.
10.2.2    Address for Notice.
If to the Seller Parties, to:
Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Richard W. Pascoe, Chief Executive Officer
Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130

Exhibit 10.1

Attention: Cheston J. Larson, Esq.
Email: Cheston.Larson@lw.com

If to Purchaser, to:
Ferring International Center S.A.

Ferring International Center S.A.
Ch. de la Vergognausaz 50
1162 Saint-Prex
Switzerland
Fax number:  +41-58-301-0010
Tel number: +41-58-301-0000
Attention:  General Counsel
Email:

with a copy (which shall not constitute notice) to:
Dechert LLP
1900 K Street, NW
Washington, DC 20006
Attention: David Schulman, Esq.
Email: david.schulman@dechert.com

10.3    No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Purchaser Indemnitees and Seller Indemnitees under ARTICLE 8, they shall not be construed as conferring any rights on any other Persons.
10.4    Waiver and Non-Exclusion of Remedies    . Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.
10.5    Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the Transactions.
10.6    Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or

Exhibit 10.1

obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that either Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party but only if such assignment or delegation would not adversely affect such other Party under this Agreement or any of the Ancillary Agreements (including, but not limited to, resulting in a new or increased obligation to withhold or deduct Taxes from any payment thereunder) and so long as the assigning Party remains liable hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
10.7    Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.
10.8    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
10.9    Equitable Relief. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that such Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
10.10    Use of Affiliates. The Seller Parties shall have the right to exercise their rights and perform its obligations under this Agreement either itself or through any of its Affiliates. In addition, in each case where an Affiliate of the Seller Parties has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, the Seller Parties shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement.
10.11    Bulk Sales Statutes. Purchaser hereby waives compliance by the Seller Parties with any applicable bulk sales statutes in any jurisdiction in connection with the Transactions under this Agreement.

Exhibit 10.1

10.12    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
10.13    Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, Seller Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions and contain the entire agreement between the Parties with respect to the Transactions and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.
Signature page follows

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.
Apricus Biosciences, Inc.
By: /s/ Richard Pascoe
Name:    Richard W. Pascoe
Title:     Chief Executive Officer & Secretary
NexMed (U.S.A.), Inc.
By: /s/ Richard Pascoe
Name:    Richard W. Pascoe
Title:     Chief Executive Officer & Secretary
NexMed Holdings, Inc.
By: /s/ Richard Pascoe
Name:    Richard W. Pascoe
Title:     Chief Executive Officer & Secretary
NexMed International Limited
By: /s/ Richard Pascoe
Name:    Richard W. Pascoe
Title:     Chief Executive Officer
Ferring International Center S.A.
By: /s/ Peter Wilden
Name:    Peter Wilden
Title:     Director
By: /s/ Michel Pettigew
Name:    Michel Pettigrew
Title:     Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]